PROSPECTUS

                                                FILED PURSUANT TO RULE 424(b)(5)
                                                REGISTRATION NO. 333-44123



                            CRESCENT BANKING COMPANY

                         135,000 SHARES OF COMMON STOCK


                              ------------------


  Crescent Banking Company, a Georgia corporation (the "Company"), hereby offers 135,000 shares (the "Shares") of common stock, $1.00 par value per share ("Common Stock"). From February 9, 1998 until 5:00 P.M. Eastern Time, on March 11, 1998 (the "Initial Offering Period"), shareholders of record of the Company's Common Stock, including any directors or officers of the Company who are shareholders (each, a "Shareholder"), as of the close of business on January 30, 1998 (the "Record Date") will have the opportunity to subscribe for Shares at a purchase price of $16.25 per Share. During the Initial Offering Period, each Shareholder will be entitled to purchase a number of Shares equal to the product of (i) .1858 and (ii) the number of shares of Common Stock owned by such Shareholder as of the Record Date, with any resulting fractional Shares rounded down to the nearest whole Share. Subscriptions are not limited to such pro rata amounts. As to any oversubscriptions, the Company intends, for five business days following the expiration of the Initial Offering Period, to accept or reject such oversubscriptions, with acceptance on a pro rata basis based on the number of Shares owned by each Shareholder as of the Record Date, with any resulting fractional Shares rounded down to the nearest whole Share.
Thereafter, remaining Shares, if any, may be sold to anyone, but it is presently expected that the directors and officers of the Company will purchase the remaining Shares, if any, and that Mr. Michael Lowe, a director of the Company, will purchase substantially all of the remaining unsold Shares, subject to obtaining any necessary regulatory approvals. The termination date of the Initial Offering Period may be extended in the discretion of the Company for periods of up to 30 days each. There is no minimum offering. All Shares subject to accepted subscriptions will be sold, but no assurance is given as to whether all Shares subject to this Offering will be sold. See "The Offering."



                              ------------------


  SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS
     THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN
                        INVESTMENT IN THE COMMON STOCK.

  THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSIT ACCOUNTS AND ARE NOT GUARANTEED OR INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION
                        OR ANY OTHER GOVERNMENT AGENCY.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                              ------------------


---------------------------------------------------------------------------------------------------------------
                                Price to Public        Fees and Commissions (1)        Proceeds to Company (2)
---------------------------------------------------------------------------------------------------------------
Per Share.................        $    16.25                     -0-                         $    16.25
Total (3).................        $2,193,750                     -0-                         $2,193,750
---------------------------------------------------------------------------------------------------------------

(1) Offers and sales of the Common Stock will be made on behalf of the Company by certain of its executive officers in reliance on Commission Rule 3a4-1 under the Securities Exchange Act of 1934. Such officers will receive no special compensation, commissions or other remuneration for such activities, but may be reimbursed for reasonable expenses, if any, incurred in connection therewith. See "The Offering"
(2) Before deducting expenses of the Offering, estimated to be $45,618, all of which will be paid by the Company.
(3) Assumes the sale of all Shares of Common Stock offered hereby.

  The Company reserves the right, in its sole discretion, to reject any subscription in whole or part, to allocate Common Stock among subscribers, and to withdraw, cancel or modify the Offering without notice. Subscriptions are not binding obligations of the Company until accepted by the Company in writing. In determining which subscriptions and oversubscriptions to accept, in whole or part, the Company may take into account various factors, including a subscriber's potential to do business with, or refer customers to, the Company and the order in which the subscriptions were received.



                               FEBRUARY 9, 1998.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Commissionn's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information filed electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval ("EDGAR") System.

  The Company has filed with the Commission a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement, as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus concerning the provisions of certain documents filed with the Commission are not necessarily complete, and
each such statement is qualified in its entirety by such reference.    No person
is authorized to give any information or make any representation not contained in this Prospectus, and if given or made, such information or representation should not be relied upon as having been authorized.

                          NOTICE TO FLORIDA RESIDENTS

  If sales are made to five or more persons in the State of Florida, any sale in Florida made pursuant to Section 517.061(11)(a) of the Florida Securities and Investor Protection Act is voidable by the purchaser in such sale within three days after the first tender of consideration is made by such purchaser to the Company or an agent of the Company.

         SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

  Certain of the matters discussed under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Prospectus may constitute forward-looking statements for the purposes of the Securities Act and the Exchange Act and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management. The Company's actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation: the effects of the Company's growth and whether such growth is sustainable in future economic circumstances; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of changes in interest rates on the level and composition of deposits, loan demand, the values of loan collateral and securities, and especially the volume of mortgage originations; the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone and computer and/or the Internet; and the failure of assumptions underlying the establishment of the allowance for loan losses, including the value of collateral underlying delinquent loans and other factors. The Company cautions that such factors are not exclusive. All written or oral forward-looking statements attributable to the Company are expressly qualified in their entirety by these cautionary statements. See "Risk Factors."

                                    SUMMARY


  The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Supplementary Data, appearing elsewhere in this Prospectus.


                                  THE COMPANY

  The Company is a Georgia corporation that is registered as a bank holding company with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Federal Bank Holding Company Act of 1956, as amended (the "BHC Act"), and with the Georgia Department of Banking and Finance (the "Georgia Department") under the Financial Institutions Code of Georgia. The Company was incorporated on November 19, 1991, to facilitate a reorganization (the "Reorganization") pursuant to which the Company became the parent holding company of Crescent Bank and Trust Company (the "Bank"). The Reorganization was completed on May 1, 1992. The Company also owns 100% of Crescent Mortgage Services, Inc. ("CMS," and, together with the Bank, the "Subsidiaries"), which offers wholesale mortgage banking services in the New England states and provides servicing for residential mortgage loans. As of September 30, 1997, the Company had total consolidated assets of approximately $105.3 million, total deposits of approximately $63.1 million and consolidated shareholders' equity of approximately $8.5 million.

  The Bank is a Georgia banking corporation that has been engaged in the general commercial banking business since it opened for business in August 1989. The Bank began wholesale mortgage banking operations in February 1993. The Bank is a member of the Federal Deposit Insurance Corporation ("FDIC") and its deposits are insured by the FDIC's Bank Insurance Fund ("BIF"). The Bank is also a member of the Federal Home Loan Bank of Atlanta ("FHLB-Atlanta"). Through the Bank, the Company provides a broad range of banking and financial services in the areas surrounding Jasper, Georgia, and wholesale mortgage banking services to correspondents located in the Atlanta, Georgia metropolitan area and throughout the Southeast United States.

  CMS was incorporated as a separate subsidiary of the Company on October 11, 1994, to engage in the servicing of mortgage loans. CMS is an approved servicer of mortgage loans sold to the Federal Home Loan Mortgage Corporation ("Freddie Mac"), Federal National Mortgage Association ("Fannie Mae") and private investors. In December 1996, CMS opened a wholesale mortgage banking operation in the Northeast United States.

  The principal executive offices of the Company, the Bank and CMS are located at 251 Highway 515, Jasper, Georgia 30143. The Company's telephone number is
(706) 692-2424.


                                  THE OFFERING



Securities Offered................................135,000 Shares of Common Stock
Common Stock Outstanding as of the Record Date....726,354 shares
Common Stock Outstanding after the Offering.......861,354 shares(l)

--------------
(1) Assumes the sale of all of the 135,000 Shares of Common Stock offered hereby, although there is no assurance that all Shares offered will be sold. See "Risk Factors -- No Underwriting/No Minimum Number of Shares Required to Be Sold."



Use of Proceeds          To support the entry by CMS into making and servicing
                         Federal Housing Administration ("FHA") and Veterans
                         Administration ("VA") mortgage loans, to increase capital to support future growth and for general corporate purposes. See "Use of Proceeds."

Structure of Offering    A total of 135,000 Shares of Common Stock will be
                         offered to Shareholders of the Company as of the Record
                         Date. During the Initial Offering Period, Shareholders will have the opportunity to subscribe for Shares at a purchase price of $16.25 per share. Each Shareholder will be entitled to purchase a number of Shares equal to the product of (i) .1858 and (ii) the number of shares of Common Stock owned by such Shareholder as of the Record Date, with any resulting fractional Shares rounded down to the nearest whole Share. Subscriptions are not limited to such pro rata amounts. As to any oversubscriptions, the Company intends, for five business days following the expiration of the Initial
                         Offering Period, to accept or reject such oversubscriptions, with acceptance on a pro rata basis based on the number of Shares owned by each Shareholder as of the Record Date, with any resulting fractional
                         Shares rounded down to the nearest whole Share.
                         Thereafter, remaining Shares, if any, may be sold to anyone, but it is presently expected that the directors and officers of the Company will purchase the remaining
                         Shares, if any, and that Mr. Michael Lowe, a director of the Company, will purchase substantially all of the remaining unsold Shares, subject to obtaining any necessary regulatory approvals. The termination date of the Initial Offering Period may be extended in the discretion of the Company for periods of up to 30 days each. There is no minimum offering. All Shares subject to accepted subscriptions will be sold, but no assurance is given as to whether all Shares subject to this Offering will be sold. See "The Offering."


                                  RISK FACTORS

  An investment in the Common Stock involves certain risks. Investors should carefully evaluate these risks before making an investment decision. See "Risk Factors."

                            CRESCENT BANKING COMPANY
                             SUMMARY FINANCIAL DATA

                                                NINE MONTHS ENDED SEPTEMBER 30,                    YEARS ENDED DECEMBER 31,
                                             -----------------------------------             ----------------------------------
                                                   1997                 1996                        1996               1995
                                             --------------       --------------             ---------------     --------------
                                                          (UNAUDITED)
                                                                (Dollars in thousands, except per share data)
EARNINGS
   Total interest income                           $  5,397             $  3,870                    $  5,334           $  4,141
   Total interest expense                             2,879                1,542                       2,162              1,536
   Net interest income                                3,118                2,328                       3,172              2,605
   Provision for loan losses                            143                   --                          --                497
   Non-interest income                                4,365                2,988                       4,009              3,399
   Non-interest expense                               5,868                4,568                       6,205              5,359
   Net income                                           888                  425                         583                 89

PER SHARE DATA
   Net income                                      $   1.26             $   0.60                    $   0.83           $   0.13
   Shareholders' equity (book value)                  11.96                10.71                       10.89              10.11
   Cash dividends                                       .18                   --                       0.050              0.250
   Weighted average number of shares
    outstanding                                     705,431              704,854                     701,520            703,037



SELECTED AVERAGE BALANCES
   Assets                                          $ 79,979             $ 59,948                    $ 62,454           $ 51,038
   Loans (net of unearned income)                    31,771               25,711                      26,048             18,509
   Deposits                                          59,164               46,747                      47,085             38,145
   Shareholders' equity (book value)                  7,965                7,364                       7,370              7,076


SELECTED PERIOD-END BALANCES
   Assets                                          $105,319             $ 67,813                    $ 74,652           $ 57,384
   Loans (net of unearned income)                    35,535               26,911                      28,165             23,635
   Allowance for loan losses                            475                  401                         336                566
   Deposits                                          63,068               49,514                      55,746             40,498
   Other borrowings                                  17,244                1,650                       7,397                 --
   Shareholders' equity (book value)                  8,451                7,551                       7,674              7,126

SELECTED RATIOS
   Return on average total assets                      1.11%                 .84%                        .93%               .17%
   Return on average equity                           14.90                 7.75                        7.92               1.26
   Average earning assets to average
      total assets                                    86.60                82.70                       84.00              79.00
   Average loans to average deposits                  53.00                55.00                       55.30              48.50
   Average equity to average total assets              9.96                10.50                       11.80              13.86
   Net interest margin                                 6.10                 6.20                        6.04               6.45
   Net charge offs to average loans                     .01                  .61                         .89               1.11
   Non-performing assets to period end
    loans                                               .01                 1.02                        3.14               2.33

   Allowance for loan losses to net loans
    (period-end)                                       1.34                 1.49                        1.18               2.34

   Tier 1 leverage ratio                               8.83                12.14                       10.67              11.45
   Risk-based capital
      Tier 1 capital                                  11.69                14.60                       13.78              14.90
      Total capital                                   12.34                15.40                       14.40              16.20

                                  RISK FACTORS

  An investment in the Shares offered hereby involves various risks and should be made only after careful consideration of the following considerations, among others.


OFFERING PRICE

  The price of the Common Stock offered hereby has been determined solely by the Company's Board of Directors, without negotiation or independent valuation, and may bear no relationship to the market price or value of the Common Stock after the Offering. In fixing the price, the Board considered, among other things, the Company's shareholders' equity (book value), earnings, and prospects, and the offering prices of other bank holding company shares. There is no assurance that purchasers will be able to sell their Common Stock at the same or a higher price than that paid for the Shares. See "Summary" and "The Offering -- Determination of the Offering Price."

NO ESTABLISHED TRADING MARKET

  No active trading market exists for the Common Stock, and the Company has no reason to believe that a more active trading market will develop in the foreseeable future. There are no present plans for the Common Stock to be listed or qualified for trading on any securities exchange or in the Nasdaq markets. Two independent broker-dealers make an over the counter market in the Common Stock. Officers and directors of the Company and the Bank are expected to purchase any remaining shares that are not subscribed for by Shareholders. The ability of a Shareholder to sell shares of Common Stock and the price at which the Common Stock may be sold could be affected by fluctuations in the securities markets, and bank stocks generally, in response to variations in interest rates, periodic operating results and other factors. In addition, the stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of specific companies. These broad fluctuations may adversely affect the price of the Common Stock. See "The Offering" and "Market Information and Dividends."

DIVIDEND POLICY

  The Company paid no cash dividends prior to 1994 and initial cash dividends of $.375 per share in 1994. In 1995, the dividend was reduced to $.25 per share following the realization of certain loan losses attributable to prior management, and no dividends were paid until the fourth quarter 1996. The Company has paid dividends on its Common Stock since the fourth quarter 1996, and the Company anticipates continuing its current dividend policy in the foreseeable future. The Company anticipates retaining a substantial percentage of its earnings to support the Company's growth. The declaration and payment of dividends on the common stock of the Bank are limited by law and regulation.
The Company is expected to remain dependent upon the adequacy of the Bank's earnings and capital position for funds, through dividends, sufficient to pay the principal of, and interest on, the Company's indebtedness and other obligations, as well as dividends on the Company's Common Stock. Regulatory restrictions, including the obligation to maintain sufficient capital in the Bank and general restrictions on dividends applicable to Georgia banks, limit the amount available for payment of dividends on the Bank's common stock. Federal Reserve policy currently also limits the amount available for payment of dividends on the Company's Common Stock without prior Federal Reserve approval if the ratio of the Company's debt to equity exceeds 30%. The Federal Reserve may, upon application, waive such restrictions. The declaration and payment of such dividends are also dependent upon, among other factors, the prior payment of interest on, and principal of, the Bank's deposits and other indebtedness, the maintenance of adequate capital in the Bank and the Company, and the prior payment of interest on, and principal of, the Company's indebtedness, and other expenses. See "Market Information and Dividends" and "Supervision and Regulation."

DILUTION OF PERCENTAGE OWNERSHIP

  A current holder of Common Stock will suffer dilution in his or her percentage interest in the aggregate outstanding shares of Common Stock to the extent that such holder does not purchase the total number of Shares to which he is entitled on a pro rata basis.

OPERATING HISTORY

  The Company and its Subsidiaries have experienced rapid growth throughout their relatively short operating histories. The Bank and the Company were incorporated in 1989 and 1991, respectively, and CMS was incorporated in 1994. The rapid growth of the Company, the Bank and CMS has placed, and will continue to place, demands on their management and other resources and there is no assurance that these demands can be successfully met.

ECONOMIC CONDITIONS

  The financial condition and performance of the Company are affected by the economic conditions in their respective markets. The Bank's market currently consists of Jasper, Georgia and surrounding areas. The Bank's market is primarily retail-oriented and the operations of the Bank are dependent upon local individuals and small to medium sized businesses located within its market area.

  The market area of CMS is geographically broader and consists of the Southeast and the New England regions of the United States. CMS' operations rely largely on small to medium sized mortgage brokers and mortgage bankers in such areas. There can be no assurance that the current economic performance in the market areas of the Bank and CMS will be sustained, and any significant downturn in the local economies of these market areas will likely affect loan demand in the market area and the value of collateral which secures such loans. See "Business -- Market Area."

EFFECTS OF INFLATION, CHANGING PRICES AND INTEREST RATES

  Inflation generally increases the costs of funds and operating overhead, and to the extent loans and other assets bear variable rates, the yields on such assets. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant effect on the performance of a financial institution than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally are accompanied by increases in interest rates. In addition, inflation increases financial institutions' cost of goods and services purchased, the cost of salaries and benefits, occupancy expense, and similar items. Inflation and related increases in interest rates generally decrease the market value of investments, mortgages and mortgage servicing rights and loans held, and may adversely affect liquidity, earnings, and shareholders' equity. Mortgage originations and refinancings tend to slow as interest rates increase, and inflation would likely reduce the valuation of earnings from such activities and the income from the sale of residential mortgage loans in the secondary market.

  A substantial and sustained increase in interest rates could adversely affect the Company's ability to originate and purchase mortgage loans, would be expected to decrease loan origination volume, and would reduce the value of such loans in the secondary market. A significant decline in interest rates could increase the level of loan prepayments and result in the Company writing down the value of its mortgage servicing rights, thereby adversely affecting earnings. The Company attempts to reduce potential interest rate risks through various "hedging" techniques, including forward contracts to sell loans from the Company in the secondary market and options to deliver to the secondary market a mortgage-backed security. The nature and quantity of hedging transactions are determined by the Company's management based on various factors, including market conditions and the expected volume of mortgage loan originations and purchases. No assurance can be given that such hedging transactions will offset the risks of changes in interest rates, and it is possible that there will be periods during which the Company could incur losses after accounting for its hedging activities. See "Business -- Mortgage Banking Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Interest Rate Sensitivity".

MORTGAGE BANKING BUSINESS

  The Company's mortgage banking operations, carried out through CMS and the Bank's Mortgage Division, depend upon a warehouse line of credit from the FHLB-Atlanta, and other financing sources, to fund the origination and holding of mortgage loans pending resale and securitization.

  Economic slowdowns or recessions in the Company's market areas may be accompanied by reduced demand for consumer credit and declining real estate values in such areas, which may result in an increased possibility of loss in the event of default. Any sustained period of decreased economic activity and increased delinquencies, foreclosures or losses could adversely affect the Company's growth and results of operations, especially the mortgage banking business.

  The Company depends largely on independent mortgage brokers, financial institutions and mortgage bankers to originate and purchase mortgage loans. The Company's future results may become more exposed to fluctuations in the volume and cost of its wholesale loans resulting from competition from other originators and purchasers of such loans, market conditions and other factors.

  The Company currently contracts for the servicing of certain loans it originates, purchases and holds for sale. As with any external service provider, the Company is subject to risks associated with inadequate or untimely service. Many of the Company's borrowers require notices and reminders to keep their loans current and to prevent delinquencies and foreclosures. A substantial increase in the Company's delinquency rate or foreclosure rate could adversely affect its ability to access profitably the capital markets for its financing needs, including future securitizations. See "Business -- Mortgage Banking Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Interest Rate Sensitivity."


DEPENDENCE ON KEY PERSONNEL

  The success of the Company is, and is expected to remain, highly dependent on the executive officers of the Company, the Bank and CMS, especially Messrs. J. Donald Boggus, Jr. and Robert C. KenKnight. The rapid growth of the Company and its Subsidiaries will continue to place significant demands on their management, and the loss of any such persons' services could have an adverse effect upon the Company.

COMPETITION

  The commercial and mortgage banking businesses are highly competitive. The Bank and CMS compete with a variety of financial institutions, many of which have substantially greater resources and lending limits, more diversified markets and larger branch networks than the Company, and are able to offer similar and additional services. Interstate bank mergers that were permitted in Georgia beginning June 1, 1997, and expansion by banks into non-banking activities, whether de novo, by acquisition or otherwise, that was facilitated as of April 21, 1997 by certain legislative enactments have further increased the competition among financial institutions by allowing greater flexibility. See "Business -- Competition" and "Supervision and Regulation."

SUPERVISION AND REGULATION

  The success of the Company and its Subsidiaries depends not only upon competitive factors but also on state and federal regulations affecting banks, mortgage companies and mortgage banks, savings and loan associations, and bank and savings and loan holding companies generally. The Company and its Subsidiaries operate in a highly regulated environment and are subject to supervision by several governmental regulatory agencies, including the Federal Reserve, the FDIC and the Georgia Department. On September 29, 1994, the President signed the Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Reigle-Neal Act"), which, among other things, has permitted nationwide interstate banking and branching subject to certain restrictions.
The Reigle-Neal Act may result in greater competition for the Bank. Regulation of the financial institutions industry is undergoing continued changes, and the ultimate impact of such changes cannot be predicted. Recently, Congress and the federal bank regulatory agencies have proposed and promulgated laws and regulations that will significantly alter the financial services industry, including the powers and activities of financial institutions, the types of entities that may own banks and bank holding companies, and the supervisory authority and jurisdiction of the various federal bank regulatory agencies. Regulations now affecting the Company and its Subsidiaries may be modified at any time. There can be no assurance that any such legislation or regulations will not adversely affect the business of the Company and its Subsidiaries. See "Supervision and Regulation."

ANTI-TAKEOVER CONSIDERATIONS/CONTROLLING SHAREHOLDERS

  The Company's Articles of Incorporation (the "Articles") and Bylaws, and the Georgia Business Corporation Code (the "GBCC"), contain certain provisions that could have the effect of discouraging a party from attempting to acquire or acquiring control of the Company without the approval of the Company's Board of Directors. As of December 31, 1997, the directors and officers of the Company and its Subsidiaries beneficially owned 230,756 shares (31.77%). The Company's and Bank's directors and officers are expected to purchase their pro rata number of Shares in the Offering, as well as any remaining Shares that are not initially subscribed for by other Shareholders. As a result of this director and officer ownership, the ability of other Shareholders, individually or as a group, to effectively exercise control over the election of directors of the Company and thereby exercise control over the supervision of the management or the business of the Company and the Bank is limited. See "Management" and "Description of Company Capital Stock."

NO UNDERWRITING/NO MINIMUM NUMBER OF SHARES REQUIRED TO BE SOLD

  The Common Stock is being offered directly by the Company and is not subject to any underwriting agreements assuring the sale of any of the Common Stock offered. No minimum number of Shares is required to be sold, and no assurance is given that any particular number of Shares will be sold. In the event all of the Shares offered are not sold in the Offering, the proceeds available to the Company will be reduced. See "The Offering" and "Market Information and Dividends."

FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements concerning the Company's existing and contemplated operations, economic performance and financial condition. These statements are based upon a number of assumptions and estimates which are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, including the Company's growth and ability to sustain such growth, future economic conditions, governmental monetary and fiscal policies, as well as legislative and regulatory changes, the effect of interest rates on levels and composition of deposits, loan demand, and the values of loan collateral and securities, competition from other financial institutions operating in the Company's market area and elsewhere, including such competitors offering banking products and services by mail, telephone, and computer and/or the Internet, and the failure of assumptions underlying the establishment of the allowance for loan losses, including the value of collateral underlying delinquent loans and other factors. See "Special Cautionary Notice Regarding Forward-Looking Statements."

                                  THE OFFERING

GENERAL

  The Company is offering 135,000 Shares of Common Stock in accordance with the terms set forth below.

  From February 9, 1998, until 5:00 P.M. Eastern Time on March 11, 1998, Shares of Common Stock will be offered only to Shareholders of record of the Company at the close of business on the Record Date. During the Initial Offering Period, each Shareholder will be entitled to purchase a whole number of Shares equal to the product of (i) .1858 and (ii) the number of shares of Common Stock owned by such Shareholder as of the Record Date, with any fractional Shares rounded down to the nearest whole Share. A Shareholder desiring to subscribe for shares in the Offering must deliver to the Company before 5:00 P.M. Eastern Time on March 15, 1998, a completed Subscription Agreement and check. See "-- How to Subscribe."

  Subscriptions for Shares are not limited to pro rata amounts, and each Shareholder may subscribe for a number of Shares in excess of the pro rata amount to which he is entitled. The Company intends, beginning on the fifth business day following the expiration of the Initial Offering Period, to accept or reject oversubscriptions, with acceptances made on a pro rata basis based on the number of Shares owned by each Shareholder as of the Record Date, with any fractional Shares rounded down to the nearest whole Share. Thereafter, any remaining Shares may be sold to anyone, but it is presently expected that the directors and officers of the Company will purchase the remaining shares, if any, and that Mr. Michael Lowe, a director of the Company, will purchase substantially all of the remaining Shares, subject to obtaining any necessary regulatory approvals. The termination date of the Initial Offering Period may be extended in the discretion of the Company for periods of up to 30 days each.

  The Company reserves the right, in its sole discretion, to reject any subscription in whole or part, to allocate Shares among subscribers, and to withdraw, cancel or modify the Offering without notice. Subscriptions are not binding obligations of the Company until accepted by the Company in writing. In determining which subscriptions and oversubscriptions to accept, in whole or part, the Company may take into account various factors, including a subscriber's potential to do business with, or refer customers to, the Company and the order in which the subscriptions were received. The Company also reserves the right, in its sole discretion, to extend the Initial Offering Period for periods of up to 30 days each.

HOW TO SUBSCRIBE

  Each person who desires to purchase Common Stock should:

     1. Complete, date, and execute the Subscription Agreement, including the Form W-9, accompanying this Prospectus;

     2. Make a check payable to "Crescent Banking Company" in the amount of $16.25 for each Share subscribed for in the Offering;

     3. Return the completed Subscription Agreement and check to the Company in the return envelope enclosed with the Prospectus, or mail or deliver the Subscription Agreement and check to:

              Crescent Banking Company
              251 Highway 515
              Jasper, Georgia 30143
              Attention:  J. Donald Boggus, Jr.

     4. Subscription Agreements and checks for the purchase of Common Stock MUST be received by the Company prior to 5:00 P.M. Eastern Time on March 15, 1998, unless this date is extended by the Company in its sole discretion.

HANDLING OF SUBSCRIPTIONS

  Subscriptions are binding upon the Company only if and to the extent accepted by the Company in writing. The Company will decide which subscriptions to accept within fourteen days of receipt of the completed Subscription Agreement and check. In the event the Company rejects all or a portion of any subscription, the Company will promptly refund by mail to the subscriber all or the appropriate portion of the amount remitted with the subscription, without interest. Upon rejection of a subscription or the termination or expiration of this Offering, the Company and its directors, officers, employees, agents, representatives, and affiliates will have no further liability to the subscribers whose subscriptions are being rejected once all appropriate refunds have been mailed to the address shown in the Subscription Agreement.

  The Company will confirm all sales of Common Stock. Certificates representing Shares of Common Stock duly subscribed and fully paid will be issued by the Company's registrar and transfer agent promptly after the Company's acceptance of the subscriptions and the issuance of a confirmation therefor.

                                USE OF PROCEEDS

  The net proceeds of the Company from the sale of all Shares offered hereby are estimated to be approximately $2,148,132. The Company intends to use the net proceeds to support the entry by CMS into making and servicing FHA and VA mortgage loans, to increase capital to support future growth, and for general corporate purposes. Assuming the sale of all Shares offered, the Company's consolidated shareholders' equity to total assets on a pro forma basis as of September 30, 1997 would be approximately 10.25%. No minimum number of shares of Common Stock must be sold in the Offering, and no assurance is given that the all Shares offered will be sold. To the extent that all 135,000 shares of Common Stock are not sold in the Offering, the proceeds from the Offering available to the Company will be reduced.

                                 CAPITALIZATION

  The following table sets forth the capitalization of the Company at September 30, 1997, and as adjusted to show the effects of the sale of all Shares in the Offering at the public offering price of $16.25, and the application of the net proceeds therefrom. The information set forth in the table should be read in conjunction with the Financial Statements and Supplementary Data included elsewhere in this Prospectus.


                                                SEPTEMBER 30, 1997
                                  --------------------------------------------
                                         ACTUAL                   AS ADJUSTED
                                  ---------------------       ----------------
                                                (Dollars in Thousands)
SHAREHOLDERS' EQUITY:
  Common Stock                             706,354                   861,354
  Capital Surplus                        6,369,186                 8,562,318
  Retained Earnings                      1,411,139                 1,411,139
  Treasury Stock                           (36,091)                  (36,091)
                                  --------------------      ------------------
     Total Shareholders Equity           8,450,588                10,798,720



                        MARKET INFORMATION AND DIVIDENDS

  No active trading market exists for the Common Stock, and the Company has no reason to believe that a more active trading market will develop in the foreseeable future. There are no present plans for the Common Stock to be listed or qualified for trading on any stock exchange or in the over-the-counter market. There are currently two independent over the counter market makers in the Common Stock: J. C. Bradford & Company and Sterne, Agee & Leach, Inc. As of December 31, 1997, there were approximately 600 holders of record of the Company's Common Stock and approximately 726,354 shares of Common Stock were issued and outstanding.

  The last known selling price of the Company's Common Stock in what the Company's management believes were arm's length transactions and based on information available to the Company's management, was $15.00 per share on November 26, 1997. For the 30 week period ended October 31, 1997, based upon information known to the Company, the price per share of the Company's Common Stock in other transactions ranged from $13.13 per share to $15.00 per share.


  Cash dividends on the Bank's common stock may only be declared and paid out of its retained earnings, and dividends may not be declared at any time at which the Bank's paid-in capital and appropriated retained earnings do not, in combination, equal at least 20% of its capital stock account. In addition, the Georgia Department's current rules and regulations require prior approval before cash dividends may be declared and paid if: (i) the Bank's ratio of equity capital to adjusted total assets is less than 6%; (ii) the aggregate amount of dividends declared or anticipated to be declared in that calendar year exceeds 50% of the Bank's net profits, after taxes but before dividends, for the previous calendar year; or (iii) the percentage of the Bank's loans classified as adverse as to repayment or recovery by the Georgia Department at the most recent regulatory examination of the Bank exceeds 80% of the Bank's equity capital as reflected at such examination.


  The Company paid no cash dividends prior to 1994 and paid initial dividends of $.375 per share in 1994. In 1995, the dividend was reduced to $.25 per share following the realization of certain loan losses attributable to prior management, and thereafter no dividends were paid until the fourth quarter 1996. Future dividends on the Common Stock will depend upon the earnings of the Company, its financial condition, the capital adequacy of the Company and its Subsidiaries, and their need for funds, and other relevant factors, including applicable restrictions and governmental policies and regulations. The ability of the Company to pay dividends is subject to statutory restrictions on cash dividends applicable to Georgia business corporations, in particular the requirements that, after giving effect to the dividends, the corporation be able to pay its debts as they become due in the usual course of business and that the corporation's assets not be less than the sum of its total liabilities.

  Unless the Company is successful in its efforts to diversify or acquire other financial institutions, it will have no substantial sources of income other than dividends it may receive from the Bank and CMS. The Bank's ability to pay dividends is subject to statutory and regulatory restrictions on the payment of cash dividends applicable to banks chartered under the laws of the State of
Georgia.   Certain other statutory and regulatory restrictions affect the payment of dividends by the Bank.  See "Supervision and Regulation."

                                    BUSINESS

General

  The Company is a bank holding company regulated and supervised by the Federal Reserve and the Georgia Department. The Company became the parent holding company of the Bank on May 1, 1992. As of September 30, 1997, the Company and its Subsidiaries had total assets of approximately $105.3 million, total deposits of approximately $63.1 million and shareholders' equity of approximately $8.5 million.

  The Bank is a Georgia banking corporation that has been engaged in the general commercial banking business since it opened for business in August 1989. The Bank began wholesale mortgage banking operations in February 1993. The Bank is a member of the FDIC and its deposits are insured by the FDIC's BIF. The Bank is also a member of the FHLB-Atlanta. Through the Bank, the Company provides a broad range of banking and financial services in the areas surrounding Jasper, Georgia, and wholesale mortgage banking services to correspondents located in the Atlanta, Georgia metropolitan area and throughout the Southeast United States.

  CMS was incorporated as a separate subsidiary of the Company on October 11, 1994, to engage in the servicing of mortgage loans. CMS offers wholesale mortgage banking services in the New England states and provides servicing for residential mortgage loans. CMS is an approved servicer of mortgage loans sold to Freddie Mac, Fannie Mae and private investors. In December 1996, CMS opened a wholesale mortgage banking office in Manchester, New Hampshire that serves the Northeast United States.

Business Strategy

  The Company currently intends to expand its mortgage operations by engaging in FHA and VA mortgage lending in 1998. In addition, the Bank plans to expand its loan production office ("LPO") in Bartow County, Georgia to a full service Bank branch in the first quarter of 1998.

COMMERCIAL BANKING OPERATIONS

  The Bank's commercial banking operations are primarily retail-oriented and aimed at individuals and small to medium sized businesses located within its market area. The Bank considers its primary market area for commercial banking services to be Pickens County, Bartow County and nearby areas of Dawson, Cherokee and Gilmer Counties, Georgia, which are situated to the north of Atlanta. While the Bank provides most traditional banking services, its principal activities are the taking of demand and time deposits and the making of secured and unsecured consumer loans and commercial loans to small and medium sized businesses.

  The retail nature of the Bank's commercial banking operations allows for diversification of depositors and borrowers, and management believes the Bank is not dependent upon a single or a few customers. No material portion of the Bank's commercial banking loans is concentrated within a single industry or group of related industries.

MORTGAGE BANKING OPERATIONS

  The Company currently originates, sells and services mortgage loans through the Bank's Mortgage Division and CMS. The Bank and CMS acquire mortgage loans from small retail-oriented originators in the Southeast and Northeast United States. Substantially all of the mortgage loans are currently being resold after being "warehoused" for 10 to 30 days, with associated servicing rights sold or retained, in the secondary market to Freddie Mac, Fannie Mae, and private investors. To the extent that the Company retains the servicing rights on mortgage loans that it resells, it collects servicing fees. Loans that are resold with associated servicing rights released include a premium for such servicing in the sale price paid to the Company.


  Mortgage loan purchases are funded through loan sales, warehouse lines of credit from the FHLB-Atlanta and Paine Webber Incorporated, and Bank funds. Prior to being resold, mortgage loans generally generate net interest income due to the Company seeking to maintain a positive spread on the rates of interest paid to the Company on the mortgage loans as compared to the rates of interest paid by the Company on its funding sources. Pending resale, the Company does incur interest rate risk that affects the value of such mortgage loans. The Company also generates ancillary income through late fees, mortgage life insurance commissions and assumption fees, in addition to servicing fees and gestation fee income.

  The Company attempts to reduce potential interest rate risks that may be incurred as a result of market movements between the time commitments to purchase mortgage loans are made and the time the loans are closed, by either having in place commitments, through the secondary market, to purchase the loans from the Company, or by purchasing an option to deliver to the secondary market a mortgage-backed security. Other "hedging" techniques may also be used to minimize interest rate risk, but speculative secondary market activities are not engaged in. The success of the Company's mortgage banking operations is highly dependent on the efforts of Mr. Robert C. KenKnight, the Bank's Executive Vice President for Mortgage Banking Operations, and President of CMS. See "Risk Factors" and "Management."


  The Company's mortgage banking business is not dependent on any particular mortgage loan originators or borrowers. Such business does depend upon its warehouse creditors to fund the origination and holding of mortgage loans
pending securitization.    See "Risk Factors -- Effects of Inflation, Changing
Prices and Interest Rates" and "-- Mortgage Banking Business."

SEASONALITY

  While the Bank does not consider its commercial banking business to be seasonal, the Company's mortgage banking business does vary seasonally, with the volume of home financings, in particular, being generally lower during the winter months.

COMPETITION

  The Bank's Commercial and Mortgage Divisions operate in highly competitive markets. The Bank competes directly for deposits in its commercial banking market with other commercial banks, savings and loan associations, credit unions, mortgage brokers and mortgage companies, mutual funds, securities brokers, and insurance companies, locally, regionally and nationally, certain of which compete with offerings by mail, telephone, computer and/or the Internet. In its commercial bank lending activities, the Bank competes with other financial institutions as well as consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit to customers located in its market area. Interest rates, both on loans and deposits, and prices of services are significant competitive factors among financial institutions generally. Office location, types and quality of services and products, office hours, customer service, a local presence, community reputation and continuity of personnel may be other important competitive factors, and are emphasized by the Bank.


  In addition to the Bank, three other commercial banks have offices in the Jasper area of Pickens County, Georgia, and eight commercial banks and five credit unions have offices in Bartow County, Georgia. Many of the largest banks operating in Georgia, including some of the largest banks in the country, also have offices within the Bank's market area. Virtually every type of competitor for business of the type served by the Bank has offices in Atlanta, approximately 60 miles away from Jasper. These institutions have greater resources, broader geographic markets and higher lending limits, may offer various services that the Bank does not offer, and can better afford and make broader use of media advertising, support services, and electronic technology than can the Bank. To offset these competitive disadvantages, the Bank depends on its reputation as an independent and locally-owned community bank, personal service, greater community involvement and its ability to make credit and other business decisions quickly and locally.

  The wholesale mortgage banking business is also intensely competitive locally, regionally and nationally. The Company competes with thrifts, commercial banks, mortgage companies and brokers, insurance companies, and securities firms having local, regional and national operations with respect to the purchase, servicing and sale of mortgage loans. Many of such institutions have substantially greater resources than the Company. See "Risk Factors -- Competition" and "-- Mortgage Banking Business."

EMPLOYEES

  At December 31, 1997, the Company had 65 full-time and 6 part-time employees. The Company considers its employee relations to be good, and it has no collective bargaining agreements with any employees.

PROPERTY

  During 1996, the Bank conducted its business primarily through its main offices located on an approximately two-acre site at 251 Highway 515, Jasper, Pickens County, Georgia. The Bank's main offices are approximately 1.2 miles west of downtown Jasper and 60 miles north of metropolitan Atlanta. The main offices are housed in a modern two-story office building owned by the Bank which contains approximately 9,200 square feet of finished space used for offices, operations and storage, four teller windows and the Bank lobby. The building also has three drive-up teller windows and an automated teller machine with a 24-hour-a-day access. The main office facility opened for business on January 29, 1990 and is in good condition. The Bank also leases approximately 3,000 square feet of office space in the Atlanta metropolitan area for its Mortgage Division operations, and the lease term for such offices expires in August 1999.


  In addition, the Bank leases approximately 268 square feet for its branch office located in Marble Hill, Georgia with a lease expiration date of August 31, 1999. The Bank also leases 600 square feet of office space for its LPO in Bartow County, Georgia with a lease expiration date of January 1, 1999.

  The Bank also leases a site for an automated teller machine in the Big Canoe community. The lease agreement expires on October 31, 1998. The Big Canoe community is located in eastern Pickens and western Dawson Counties, Georgia, approximately 15 road miles east of the Bank's main office.

  CMS conducts its business primarily through its main office in Manchester, New England, where CMS leases approximately 3,400 square feet of office space. The lease term for the CMS New Hampshire office expires in December 1998.

  The Company presently expects to renew each of its leases upon their respective expiration dates.

RECENT DEVELOPMENTS

  On January 30, 1998, the Company declared its sixth consecutive quarterly dividend, payable on February 13, 1998 to Shareholders of record on January 30, 1998. This $0.075 per share dividend represented a 7% increase from the previous quarter's dividend and was the fifth consecutive quarter for which dividends have been increased. Earnings in the fourth quarter 1997 totaled $331,186, or $.46 per share, a gain of 109% over fourth quarter 1996 earnings of $158,171, or $.23 per share. Earnings for the year 1997 totaled $1,219,277, or $1.72 per share, an increase of 109% over 1996 earnings of $583,348, or $.60 per share.

  The Company paid no cash dividends prior to 1994 and a dividend of $.335 per share in 1994. In 1995, the dividend was reduced to $.25 per share following the realization of certain loan losses attributable to prior management, and no dividends were paid until the fourth quarter 1996. A quarterly dividend of $.05 per share or $35,077 was paid in November 1996 with respect to the Company's Common Stock. A quarterly dividend of .055 per share or $38,584, .060 per share or $42,091, and .065 per share or $45,696 was paid in February, May and August 1997, respectively.

  Since the third quarter of 1995, the Company's book value has increased 20% (from $9.93 to $11.96) with an overall improvement in asset quality. The Company's loan portfolio has grown 61% since that time and the Company, through CMS, has expanded its wholesale mortgage operations into the New England region. As a result, the Company incurred start-up costs for the New England mortgage operations of CMS during the first six months of 1997. CMS posted a profit of $95,792 for the six-month period ended June 30, 1997 compared to $7,092 for the same period of 1996, and the Company's total mortgage production for the third quarter 1997 was $232.7 million compared to $128.7 million in the third quarter of 1996.

  The Bank experienced loan growth of 31% during 1997, which resulted in total loans of $37.2 million outstanding at year end. The Company's mortgage production for 1997 was $742.4 million. The Company experienced a 40% growth in assets during 1997, resulting in total assets of $104.7 million at December 31, 1997. Contributing to this increase in assets were the New England mortgage operations of CMS. CMS, which began operations during the first quarter of 1997, experienced total loan production for the year of $184.3 million.

  During the first quarter of 1998, the Bank will open a branch in Cartersville, Georgia. In addition, CMS expects to complete the opening of a wholesale mortgage office in Atlanta, Georgia during the first quarter of 1997 that will offer FHA and VA mortgage loans.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

THREE MONTH AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997

Summary
-------

    The Company realized a profit during the first nine months of 1997 of $888,091 compared to $425,199 for the first nine months of 1996. The 108.8% increase in year to date profit is the primary result of the increase in commercial banking loans and a greater volume of mortgage loans production.

Balance Sheets
--------------

    The Company experienced a 41.1% increase in total assets in the first three quarters of 1997 as the Bank's assets totaled $105.3 million as of September 30, 1997 compared to $74.7 million at December 31, 1996. The increase in the Bank's assets has been primarily related to the increases in commercial banking loans and mortgage production. The increase in mortgage production was due in large to the start-up of the New England mortgage operation.

  Earning assets at September 30, 1997 (comprised of commercial banking loans, mortgage loans held for sale, investment securities, interest-bearing balances in other banks and temporary investments) totaled $94.1 million or 89.4% of total assets as compared to December 31, 1996 when earning assets totaled $63.8 million or 85.4% of total assets. The 47.5% increase in earning assets as a percentage of total assets was the result of the increase in commercial banking loans and mortgage loans held for sale. Mortgage loans held for sale totaled $54.8 million at September 30, 1997 compared to $33.0 million at December 31, 1996. The 66.1% increase in mortgage loans held for sale was the result of the start up of the New England mortgage operation as well as an increase in mortgage production from the Bank's Mortgage Division. Mortgage loans held for sale averaged $32.4 million and constituted 47.2% of average earning assets and 40.5% of average assets for the nine months ended September 30, 1997. Average commercial banking loans of $31.4 million constituted 45.7% of average earning assets and 39.3% of average assets during the nine months ended September 30, 1997. Total commercial banking loans increased 24.6% from $28.5 million at December 31, 1996 to $35.5 million at September 30, 1997. Generally, loans tend to produce higher yields than securities and other interest-earning assets. In addition, mortgage loans held for sale generate net interest income due to the greater rates of interest paid to the Bank on the longer-term mortgage loans over the rates of interest paid by the Bank on its shorter-term warehouse line of credit and regular funding sources. Therefore, absolute volume of commercial loans and mortgage loans held for sale and such volume as a percentage of total earning assets is an important determinant of net interest margin.

    The Bank invests its excess funds in U.S. Government and U.S. Government agency obligations, corporate securities, federal funds sold, and interest-bearing deposits with other banks. The Bank's investments are managed in relation to loan demand and deposit growth, and are generally used to provide for the investment of excess funds at minimal risk while providing liquidity to fund increases in loan demand or to offset fluctuations in deposits. Thus, investment securities are managed in order to minimize the Company's exposure to interest rate risk. Interest-bearing deposits in other banks, investment securities, and federal funds sold increased 69.6% from $2.3 million at December 31, 1996 to $3.9 million at September 30, 1997.

    The allowance for loan losses represents a reserve for potential losses in the loan portfolio. The provision for loan losses is a charge to earnings in the current period to maintain the allowance at a level that management has determined to be adequate. The allowance for loan losses totaled $475,078 or 1.34% of total loans at September 30, 1997, compared to $335,512 or 1.18% of total loans at December 31, 1996. The determination of the reserve level rests upon management's judgment about factors affecting loan quality and assumptions about the economy. The adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with a particular emphasis on past due and other loans that management believes require attention. Management considers the allowance appropriate and adequate to cover possible losses in the loan portfolio; however, management's judgment is based upon a number of assumptions about future events which are believed to be reasonable but which may or may not prove valid. Thus, there is no assurance that charge offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required.

    As a result of management's policy of ongoing review of the loan portfolio, loans may be considered for classification as non-accrual when it is not reasonable to expect collection of interest under the original terms. As of September 30, 1997, the Bank had $4,998 of loans accounted for on a non-accrual basis, $607,274 contractually past due more than 90 days and no loans considered to be troubled debt restructurings, as defined by Financial Accounting Standards Board Statement No. 15 ("FASB No. 15"). As of December 31, 1996, the Bank had $167,916 of loans accounted for on a non-accrual basis, $23,140 contractually past due more than 90 days and no loans considered to be troubled debt restructurings as defined by FASB No. 15.

    Loans identified by management as potential problem loans (classified and criticized) but still accounted for on an accrual basis totaled $1,379,716 and $1,405,089 at September 30, 1997 and December 31, 1996, respectively. The Bank's policy is to discontinue the accrual of interest on loans which are 90 days past due unless they are well-secured and in the process of collection. Interest on these loans will be recognized only when received.

    The Bank's Mortgage Division acquires mortgage loans from small retail-oriented originators in the Southeast United States through the utilization of an $18 million warehouse line of credit and its regular funding sources. Substantially all of the mortgage loans are currently being resold in the secondary market to Freddie Mac, Fannie Mae, and private investors after being "warehoused" for ten to 30 days. Warehoused loans must meet secondary market criteria such as amount limitations and loan to value ratios to qualify for resales to Freddie Mac and Fannie Mae. To the extent that the Bank retains the servicing rights on mortgage loans that it resells, it collects annual servicing fees while the loan is outstanding. The Bank periodically sells a portion of its retained servicing rights in bulk form. The annual servicing fees and gains on the sale of servicing rights are an integral part of the mortgage banking operation and its contribution to net income. The Bank also currently pays a third party subcontractor to perform servicing functions with respect to its loans sold with retained servicing.


  CMS began its mortgage banking operations in the Northeast United States during the first quarter of 1997. During the first five months of 1997, startup costs relating to this operation exceeded income. Since June 1997, CMS has reached a volume of loan production to achieve profitability on a monthly basis. In 1998, CMS anticipates selling substantially all mortgage loans and servicing rights generated from the Northeast operation. Funding for the Northeast is provided through three warehouse lines of credits totaling $32 million. The Company has commenced plans to offer FHA and VA mortgage products through CMS. The Company plans to locate an office in the Atlanta area to serve the Southeastern states.

  For the nine months ended September 30, 1997, the mortgage operation of the Company had acquired $504.4 million of mortgage loans and sold $482.6 million of such loans in the secondary market with servicing rights retained by the Company. The Company carried $54.8 million as mortgage loans held for sale on the balance sheet as sales of the loans were pending. As of September 30, 1997, capitalized cost of $4.1 million related to the purchase of the mortgage loans and associated servicing rights was carried on the balance sheet as purchased mortgage servicing rights. The Bank is amortizing the purchased mortgage servicing rights over an accelerated period. The Bank sold $449.1 million of mortgage servicing rights in the first nine months of 1997 for a gain of $1,650,248. As of September 30, 1997, the Bank held the rights with respect to loans with unpaid principal balances totaling $419.9 million. The market value of the servicing portfolio is contingent upon many factors including the interest rate environment, the estimated life of the servicing portfolio, the loan quality of the servicing portfolio and the coupon rate of the loan portfolio. There can be no assurance that the Bank will continue to experience a market value of the servicing portfolio in excess of the cost to acquire the servicing rights nor can there be any assurance as to the expected life of the servicing portfolio.

    The Bank's deposits increased $7.4 million to total $63.1 million at September 30, 1997. The 13.3% increase in deposits resulted from normal deposit growth. Interest-bearing deposits represented 81% of total deposits at September 30, 1997, with certificates of deposit representing 71% of total interest-bearing deposits, compared to December 31, 1996 when interest-bearing deposits represented 77% of total deposits with certificates of deposit representing 70% of total interest-bearing deposits. The increase of interest-bearing deposits as a percentage of total deposits was the result of an increase in interest-bearing deposits. The composition of these deposits is indicative of the rate conscious market in which the Bank operates.

Capital
-------

    Capital adequacy is measured by risk-based capital guidelines as well as against leverage ratios. The risk-based capital guidelines developed by regulatory authorities assign weighted levels of risk to asset categories to establish capital requirements. These guidelines currently require a minimum of 8.00% of total capital to risk-adjusted assets. One-half of the required capital must consist of tangible common shareholders' equity and qualifying perpetual preferred stock ("Tier 1 Capital"). The leverage guidelines specify a ratio of Tier 1 Capital to total assets of 3.0% if certain requirements are met, including having the highest regulatory rating, or between 4.0% and 5.0% otherwise. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve will continue to consider a "Tangible Tier 1 Leverage Ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve has not advised the Company, and the FDIC has not advised the Bank, of any specific minimum leverage ratio or Tangible Tier 1 Leverage Ratio applicable to either of them. The Bank has agreed with the Georgia Department to maintain a leverage ratio of 8.0%. At September 30, 1997, the Bank's leverage ratio was 8.57%.

    As of September 30, 1997 total shareholders' equity was $8.5 million or 8.1% of total assets compared to $7.7 million or 10.3% of total assets at December 31, 1996. The decrease in the shareholders' equity to asset ratio from December 31, 1996 to September 30, 1997 was the result of a 41% increase in total assets. In June 1997, the Company received $15,000 through the exercise of outstanding stock options relating to 1,500 shares. As of September 30, 1997, total capital to risk-adjusted assets was 12.3%, with 11.7% consisting of tangible common shareholders' equity.

Liquidity and Interest Rate Sensitivity
---------------------------------------

    Liquidity involves the ability to raise funds to support asset growth, meet deposit withdrawals and other borrowing needs, maintain reserve requirements, and otherwise sustain operations. This is accomplished through maturities and repayments of loans and investments, deposit growth, and access to sources of funds other than deposits, such as the federal funds market.

    Average liquid assets for the nine months ended September 30, 1997 (cash and amounts due from banks, interest bearing deposits in other banks, federal funds sold, mortgages held for sale net of borrowings and drafts payable and investment securities) totaled $25.7 million or 43% of average deposits.
Average liquid assets totaled $24.1 million or 47% of average deposits at December 31, 1996.

    Average loans were 53% and 55% of average deposits for the nine and twelve month periods ended September 30, 1997 and December 31, 1996, respectively. Average deposits were 86% and 90% of average earning assets for the nine and twelve month periods ended September 30, 1997 and December 31, 1996, respectively.

    The Bank actively manages the levels, types and maturities of earning assets in relation to the sources available to fund current and future needs, to ensure that adequate funding will be available at all times. In addition to the mortgage warehouse line of credit, the Company also maintains a federal funds line of credit totaling $4.6 million. Management believes its liquidity sources are adequate to meet its operating needs.

  Net interest income, the Bank's primary source of earnings, can fluctuate with significant interest rate movements. To lessen the impact of these margin swings, the balance sheet should be structured so that repricing opportunities exist for both assets and liabilities, in roughly equivalent amounts, at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time affect interest rate sensitivity.

  Interest rate sensitivity refers to the responsiveness of interest-earning assets and interest-bearing liabilities to changes in market interest rates. The rate-sensitive position, or gap, is the difference in the volume of rate-sensitive assets and liabilities, at a given time interval. The general objective of gap management is to actively manage rate-sensitive assets and liabilities to reduce the impact of interest rate fluctuations on the net interest margin. Management generally attempts to maintain a balance between rate-sensitive assets and liabilities to minimize the overall interest rate risks to the Bank.

  Interest rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Overnight federal funds, on which rates are susceptible to change daily, and loans which are tied to the prime rate differ considerably from long-term investment securities and fixed-rate loans. Similarly, time deposits over $100,000 and certain interest-bearing demand deposits are more interest sensitive than savings deposits.

  The following table shows the interest sensitivity gaps for four different time intervals as of September 30, 1997. The Bank was in a cumulative asset-sensitive position for all time intervals. This means that during these periods of asset sensitivity, if interest rates decline, the net interest margin will decline. Conversely, if interest rates increase over this period, the net interest margin will improve. Since all interest rates and yields do not adjust at the same velocity, this is only a general indicator of rate sensitivity.

                         INTEREST RATE SENSITIVITY GAPS
                            AS OF SEPTEMBER 30,1997

                                                            AMOUNTS REPRICING IN
                                -----------------------------------------------------------------------------
                                                           91-365                                     OVER 5
                                  0-90 DAYS                 DAYS                1-5 YEARS              YEARS
                                -------------          -------------         ------------         -----------
                                                         (MILLIONS OF DOLLARS)
Interest-earning assets              $ 5.6                $   5.4                  $10.5                 $2.8
Interest-bearing  liabilities         39.7                   20.9                    7.6                   --
                                -------------          -------------         ------------          -----------
Interest sensitivity gap             $35.9                $ (15.5)                 $ 2.9                 $2.8
                                =============          =============         ============          ===========


    The Mortgage Division has adopted a policy intended to minimize potential interest rate risk incurred as a result of market movements between the time commitments to purchase mortgage loans are made and the time the loans are closed. Accordingly, commitments to purchase loans will be covered either by a mandatory sale into the secondary market or by the purchase of an option to deliver to the secondary market a mortgage-backed security. The mandatory sale commitment is fulfilled with loans closed by the Company or through "pairing off" the commitment. Under certain conditions the Company achieves best execution by pairing off the commitment to sell closed loans and fulfilling that commitment with loans purchased by the Company through the secondary market.
The Company considers the cost of the hedge to be part of the cost of the Company's servicing rights, and therefore the hedge is accounted for as part of the cost of the Company's servicing portfolio. As a result, any gain or loss on the hedge reduces or increases, as appropriate, the cost basis of the servicing portfolio.

  While other hedging techniques may be used, speculation is not allowed under the Mortgage Division's secondary marketing policy. As of September 30, 1997 the Bank had in place purchase commitment agreements due to terminate from October 1997 to January 1998 with respect to an aggregate of approximately $64.0 million to hedge the mortgage pipeline of $91.7 million for which the Company has an interest rate risk.


    Attempting to minimize the interest-rate sensitivity gap is a continual challenge in a changing interest rate environment. See "Risk Factors -- Effects of Inflation, Changing Prices and Interest Rates" and "-- Mortgage Banking Business."

Results of Operations
---------------------

    The primary source of revenue for the Bank is net interest income, which is the difference between income on interest-earning assets, such as investment securities and loans, and interest-bearing sources of funds, such as deposits and borrowings. The level of net interest income is determined primarily by the average balances

("volume") of interest-earning assets and the various rate spreads between the interest-earning assets and the Bank's funding sources. Changes in net interest income from period to period result from increases or decreases in the volume of interest-earning assets and interest-bearing liabilities, increases or decreases in the average interest rates earned and paid on such assets and liabilities, the ability to manage the interest-earning asset portfolio (which includes loans) and the availability of particular sources of funds, such as non-interest bearing deposits.

    The Bank's 38.5% increase in interest income from $3.9 million for the nine months ended September 30, 1996 to $5.4 million for the nine months ended September 30, 1997 was attributable to the growth of interest-earning assets. The Bank's interest expense increased from $1.5 million for the nine months ended September 30, 1996 to $2.3 million for the nine months ended September 30, 1997. The 53.3% increase in interest expense is primarily the result of a higher average of interest-bearing deposits in the first nine months of 1997, in addition to a higher level of average borrowed funds related to the mortgage operation. For the nine months ended September 30, 1997 and 1996, interest expense accounted for 28% and 25% of total expenses, respectively. The 83.3% increase in the Bank's interest income from $1.2 million for the three months ended September 30, 1996 to $2.2 million for the three months ended September 30,1997 was the result of a higher average balance of commercial banking loans in addition to a higher level of mortgage loans held for sale. The 62.0% increase in the Bank's interest expense from $543,908 for the three months ended September 30, 1996 to $881,340 for the three months ended September 30, 1997 was the result of a higher level of average deposits and other borrowed funds. For the three months ended September 30, 1997 and 1996, interest expense accounted for 28% and 26% of total expenses, respectively.


    Net interest income for the first nine months of 1997 was $3.1 million. The Bank's net interest margin for the first nine months 1997 was 6.1%. Interest spread, which represents the difference between average yields on interest-earning assets and average rates paid on interest-bearing liabilities, was 5.8%. Net interest income, net interest margin and interest spread for the first nine months of 1996 were $2.3 million, 6.2% and 5.8%, respectively. Net interest income for the three months ended September 30, 1997 was $1,275,708 compared to $694,006 for the three months ended September 30, 1996, an increase of 83.8%. Net interest margin and interest spread for the three months ended September 30, 1997 were 6.4% and 5.9%, compared to 5.9% and 5.7%, respectively, for the three months ended September 30, 1996. The increase in net interest income is primarily the result of a higher level of commercial banking loans and mortgage loans fee income associated with the closings of mortgage loans held for sale. These mortgage fees are accounted for as interest income. The Company closed $504.4 million of mortgage loans in the first nine months of 1997 compared to $344.9 million in the first nine months of 1996.

    The Bank made provisions to the allowance for loan losses in the total amount of $143,120 during the first nine months of 1997. The Bank did not make a provision to the allowance for loan losses in the first nine months of 1996. During the first nine months of 1997, the Bank had net charge offs of $3,554, compared to net charge offs of $158,399 during the first nine months of 1996.

    Other income was $4.4 million for the first nine months of 1997, compared to $3.0 million for the first nine months of 1996, an increase of 47.7%. The increase was primarily related to increased gains on the sale of mortgage servicing rights as a result of the startup of the New England mortgage operation. Other expenses increased from $4.6 million for the first nine months of 1996 to $5.9 million for the first nine months of 1997. The 28.3% increase in other expenses in the first nine months of 1997 was related to the start up of mortgage operations in New England. Other income was $1.9 million for the third quarter 1997 compared to $1 million for the third quarter 1996. The 90% increase in other income for the third quarter 1997 was the result of the larger gain on the sale of mortgage servicing rights. The Company sold $214.3 million of mortgage servicing rights for a gain of $1,650,248 in the first nine months of 1997, compared to sales of $377 million for a gain of $624,345 in the first nine months of 1996. Other expenses totaled $2.2 million for the third quarter of 1997 compared to $1.5 million for the third quarter 1996. The 46.7% increase in other expenses was the result of an increase in salaries and benefits and other start up costs related to the Northeast mortgage operation.

    The Company had net income of $888,091 for the first nine months of 1997, compared to net income of $425,177 for the first nine months of 1996. The 108.9% increase in net income is reflective of the start up costs of the Northeast mortgage operation, an increase in mortgage production and an increase in commercial banking loans. The Company had income of $569,580 for the third quarter 1997 compared to $94,183 in the third quarter 1996.

Effects of Inflation
--------------------

    Assets and liabilities of financial institutions are virtually all monetary in nature. Therefore, inflation does not affect a financial institution as strongly as do changes in interest rates. While the general level of inflation does underlie most interest rates, interest rates react more to changes in the expected rate of inflation and to changes in monetary and fiscal policy. Inflation affects operating expenses in that salaries, and the cost of supplies and outside services tend to increase during periods of high inflation. Inflation and increases in interest rates that generally reflect and accompany increases in inflation generally reduce mortgage origination, decrease the values of mortgages and securities held for sale, and may decrease the value of mortgage servicing rights. See "Risk Factors -- Effects of Inflation, Changing Prices and Interest Rates" and "-- Mortgage Banking Business."

FISCAL YEARS ENDED DECEMBER 31, 1996 AND 1995

Summary
-------

  The Company's net income for the year ended December 31, 1996 was $583,348 compared with net income of $89,134 for the year ended December 31, 1995. The 554% increase in net income from 1995 to 1996 was primarily the result of the large provision for loan losses taken in 1995, and expenses incurred in exploring a trust business plan in 1995.

Balance Sheets
--------------

  The Company's assets increased 30% during 1996 from $57.4 million as of December 31, 1995 to $74.7 million as of December 31, 1996. The increase in total assets in 1996 was the result of an increase in commercial banking loans and mortgage loans held for sale. The increase in assets was funded with a 37% increase in deposits and through other borrowing sources. The increase in mortgage banking production and related mortgage loans held for sale from 1995 to 1996 was the result of the relatively low historical mortgage rates during 1996, as well as an increase in correspondents from which the Mortgage Division purchases mortgage loans.

  Interest-earning assets (comprised of commercial banking loans, mortgage loans held for sale, investment securities, interest-bearing balances in other banks and temporary investments) totaled $63.8 million or 85.4% of total assets at December 31, 1996. This represents a 33.5% increase from December 31, 1995 when earning assets totaled $47.8 million or 83.3% of total assets. The increase in earning assets resulted primarily from the 17.8% increase of $4.3 million of loans and 90.0% increase of $15.6 million of mortgage loans held for sale. The increase was primarily funded through an increase in deposits and other borrowings. Average mortgage loans held for sale during 1996 of $22.1 million constituted 42.1% of average earning assets and 35.4% of average total assets. Average mortgage loans held for sale during 1995 of $15.2 million constituted 37.6% of average interest-earning assets and 29.8% of average total assets.

  The following table sets forth a distribution of the assets, liabilities and shareholders' equity for the periods indicated:


          DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY

                                             YEAR ENDED DECEMBER 31,                YEAR ENDED DECEMBER 31,
                                                     1996                                    1995
                                       ----------------------------------   ------------------------------------
                                        DAILY                                  DAILY
                                       AVERAGE        INCOME/     YIELDS/     AVERAGE      INCOME/      YIELDS/
                                       BALANCES       EXPENSE      RATES      BALANCES     EXPENSE       RATES
                                       ----------------------------------   -------------------------------------
                                                                      (IN THOUSANDS)
ASSETS
Interest-earning assets:
 Loans (1)                             $26,048        $2,831       10.87%      $18,509       $2,002       10.82%
 Mortgage loans held for sale           22,067         2,237       10.14%       15,203        1,732       11.39%
 Securities, at cost                     1,681           108        6.42%        1,264           86        6.80%
 Federal funds sold                      1,453            81        5.57%        2,548          155        6.08%
 Deposit in other banks                  1,235            77        6.23%        2,889          166        5.75%
Total interest-earning assets           52,484         5,334       10.16%       40,413        4,141       10.25%
                                   -----------------------------------------------------------------------------
Other assets                             9,970                                  10,625
                                   -----------                              ----------
Total assets                           $62,454                                 $51,038
                                   ===========                              ==========


LIABILITIES &
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
 Demand deposits                       $ 6,327        $  250        3.95%      $ 5,634       $  216        3.83%
 Savings deposit                         4,036           239        3.44%        4,354          147        3.38%
 Time deposits                          26,408         1,679       6.365        19,238        1,166        6.06%
Mortgage warehouse line
 of credit and other                     2,049            94        4.59%           99            7        7.07%
                                   -----------------------------------------------------------------------------

Total interest-bearing
 liabilities                            38,820         2,162        5.57%       29,325        1,536        5.24%
Noninterest-bearing deposits            10,314                                   8,919
Other liabilities                        5,950                                   5,718
                                   -----------
Shareholders' equity                     7,370                                   7,076
                                                                            ----------
Total liabilities &
 shareholders' equity                  $62,454                                 $51,038
                                   ===========                              ==========
Net interest income                                   $3,172                                 $2,605
                                                  ==========                               ========
Net yield on interest-earning
 assets                                                             6.04%                                  6.45%
                                                                 =======                                =======

----------
(1) For the purpose of these computations, non-accruing loans are included in the daily average loan amounts outstanding.

  During 1996, average commercial banking loans were $26.1 million and constituted 49.6% of average earning assets and 41.7% of average total assets. For 1995, average commercial banking loans were $18.5 million and constituted 45.8% of average earning assets and 36.3% of average total assets. The 41.1% increase in average commercial banking loans was the result of higher loan demand in the Bank's service area as well as loan production from the Bank's Bartow County, Georgia LPO.

  Commercial banking loans are expected to produce higher yields than securities and other interest-earning assets. In addition, mortgage loans held for sale generate net interest income due to the greater rates of interest paid to the Bank on the longer term mortgage loans over the rates of interest paid by the Bank on its shorter term warehouse line of credit and other funding sources. Therefore, the absolute volume of commercial banking loans and mortgage loans held for sale and the volume as a percentage of total interest-earning assets are an important determinant of the net interest margin thereof.

  The following table shows the amount of loans (excluding real estate-construction, mortgage and consumer loans) outstanding as of December 31, 1996 which, based on remaining scheduled repayments of principal, are due in the periods indicated. Also provided are the amounts due after one year, classified according to the sensitivity to changes in interest rates. See Note 3 to the Financial Statements and Supplementary Data for a discussion of concentrations of credit risk.

                                                                   LOANS MATURING
                                  -------------------------------------------------------------------------------
                                                         AFTER ONE YEAR
                                                         BUT WITHIN FIVE
                                     WITHIN ONE YEAR          YEARS         AFTER FIVE YEARS          TOTAL
                                  -------------------------------------------------------------------------------
                                                                    (IN THOUSANDS)
Commercial                               $ 3,325              $4,483              $1,512             $ 9,320
Real estate-construction                   9,414                 879                  53              10,346
                                  -------------------------------------------------------------------------------
  Total                                  $12,739              $5,362              $1,565             $19,666
                                  ===============================================================================

Loans maturing after one year with:
 Fixed interest rates                                         $3,988              $  843
 Variable interest rates                                       1,374                 722
                                                     ----------------------------------------
                                                              $5,362              $1,565
                                                     ========================================

  As a result of economic conditions, losses for all commercial banking loan categories as a percentage of average loans outstanding are expected to be approximately .25% to .40% in 1997.

The following table summarizes the Bank's non-accrual, past due and restructured commercial banking loans:

                                                DECEMBER 31,
                                         --------------------------
                                           1996              1995
                                               (IN THOUSANDS)

Non-accrual loans                            $168             $416
                                         ========         ========

Accruing loans past due
90 days or more                              $ 23             $387
                                         ========         ========

Restructured loans                             --               --
                                         ========         ========

  The gross income on non-accrual commercial banking loans noted above that would have been reported in the year ended December 31, 1996, if the loans had been current in accordance with their original terms and had been outstanding throughout the year, or since origination, was $13,433. No interest income on non-accrual commercial banking loans was included in net income for the year ended December 31, 1996.

     The following table summarizes activity in the allowance for commercial banking loan losses for the dates indicated:

                                                        YEARS ENDED DECEMBER 31,
                                                      1996                   1995
                                           ---------------------------------------------
                                                        (DOLLARS IN THOUSANDS)
Balance, beginning of period                           $ 566,071              $ 275,286
Loans charged off:
 Commercial                                             (217,913)               (18,466)
 Real estate-construction                                (19,956)                    --
 Real estate-mortgage                                         --               (166,293)
 Installment and other consumer                          (11,023)               (25,921)
                                          ---------------------------------------------
TOTAL LOANS CHARGED OFF                                 (248,892)              (210,680)
Recoveries:
 Installment and other consumer                           15,583                  4,142
 Commercial                                                2,750                    386
                                          ---------------------------------------------
TOTAL LOANS RECOVERED                                     18,333                  4,528
Net loans charged off                                   (230,559)              (206,152)
Provision for loan losses                                     --                496,937
                                          ---------------------------------------------
BALANCE, END OF PERIOD                                 $ 335,512              $ 566,071
                                          =============================================

Loans outstanding at end of period,
 excluding loans held for sale                         $  28,500              $  24,201
Ratio of allowance to loans
 outstanding at end of period,
 excluding loans held for sale                              1.18%                  2.34%
Average loans outstanding during
 the period, excluding loans held
 for sale                                              $  26,048              $  18,509
Ratio of net charge offs during the
 period to average loans outstanding                        0.89%                  1.11%


     The allocation of the allowance for commercial banking loan losses by loan category at the dates indicated is presented below. The Bank does not maintain a reserve with respect to mortgage loans held for sale due to the low risk associated with the loans during the Bank's holding period. The percentages represent banking loans in each category to total loans outstanding at the end of each respective period.

                                                  YEAR ENDED DECEMBER 31,
                                        1996                              1995
                             ---------------------------------------------------------
                                 AMT               %            AMT               %
                             ---------------------------------------------------------
Commercial                        $183          32.7%           $387            50.0%
Real estate-mortgage (1)            28          19.7%             35            20.7%
Real estate-construction
 and land development               41          36.3%             27            18.9%
Consumer                            61          11.3%             58            10.4%
Unallocated                         22                            59
                             ---------------------------------------------------------
                                  $335         100.0%           $566           100.0%
                             =========================================================

----------------
(1)  Includes any loans secured in whole or in part by real estate.

  The allowance for loan losses represents a reserve for potential losses in the Bank's commercial banking loan portfolio. The provision for loan losses is a charge to earnings in the current period to maintain the allowance at a level management has determined to be adequate. The allowance for loan losses totaled $335,512 or 1.18% of total commercial banking loans at December 31, 1996, and $566,071 or 2.34% of total loans at December 31, 1995. The decrease in the allowance for loan losses from 1995 to 1996 was the result of net charge offs of $230,559 in 1996. The determination of the reserve level rests upon management's judgment about factors affecting loan quality and assumptions about the economy. The adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with a particular emphasis on past due and other loans that management believes require attention. Management considers the year-end allowance appropriate and adequate to cover possible losses in the loan portfolio; however, management's judgment is based upon a number of assumptions about future events which are believed to be reasonable but which may or may not prove valid. Thus, there is no assurance that charge offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The Bank does not maintain a reserve with respect to its mortgage loans held for sale due to the low credit risk associated with the loans during the Bank's holding period. See "Special Cautionary Notice Regarding Forward-Looking Statements."

  The Bank's policy is to discontinue the accrual of interest on loans which are 90 days past due unless they are well-secured and in the process of collection. Interest on these non-accrual loans will be recognized only when received. As of December 31, 1996, the Bank had $167,916 of loans accounted for on a non-accrual basis, $23,140 contractually past due more than 90 days and no loans considered to be troubled debt restructurings, as defined by FASB No. 15. As of December 31, 1995, the Bank had $415,589 of loans accounted for on a non-accrual basis, $387,295 contractually past due more than 90 days and no loans considered to be troubled debt restructurings, as defined by FASB No. 15.

  Non-performing loans are defined as non-accrual and renegotiated loans.
Adding real estate acquired by foreclosure and held for sale of $727,159 with non-performing loans results in non-performing assets of $895,075 at December 31, 1996. The Bank is currently holding the foreclosed properties for sale. At December 31, 1995, the Bank had non-performing assets totaling $565,589.

  The chart below summarizes the Bank's assets that management believes warrant attention due to the potential for loss, in addition to the non-performing loans and foreclosed properties. Potential problem loans represents loans that are presently performing, but where management has doubts concerning the ability of the respective borrowers to meet contractual repayment terms. Potential problem loans to total loans decreased from 6.9% at December 31, 1995 to 1.42% at December 31, 1996. The decrease was primarily a result of one loan of $575,000 being acquired by foreclosure, charge offs of $248,892 and the Bank's loan growth in 1996.

                                                                     DECEMBER 31,
                                                            1996                      1995
                                                    ---------------------------------------------

Non-performing loans (1)                                      $167,916                 $  415,589
Troubled debt restructurings (2)                                    --                         --
Foreclosed properties                                          727,159                    150,000
                                                              --------                 ----------
Total non-performing assets                                    895,075                    565,589
                                                              ========                 ==========

Loans 90 days or more past due on accrual status              $ 23,140                 $  387,295
Potential problem loans (3)                                    405,089                  1,662,080
Potential problem loans/total loans                               1.42%                       6.9%
Non-performing assets/total loans
   and foreclosed properties                                      3.06%                      2.32%
Non-performing assets and loans 90 days
or more past due on accrual status/
total loans and foreclosed properties                             3.14%                      3.91%


--------------
(1)  Defined as non-accrual loans and renegotiated loans.
(2)  As defined by FASB No. 15.
(3) Loans identified by management as potential problem loans (classified and criticized loans) but still accounted for on an accrual basis.

  The information on non-accrual and restructured loans in the above table is not comparable with the information on impaired loans as disclosed in Note 3 of the Financial Statements and Supplementary Data.

  The Bank invests its excess funds in U.S. Government and U.S. Government agency obligations, corporate securities, federal funds sold, and interest-bearing deposits with other banks. The Bank's investments are managed in relation to loan demand and deposit growth, and are generally used to provide for the investment of funds not needed to make loans, while providing liquidity to fund increases in loan demand or to offset fluctuations in deposits. Thus, investment securities are used to manage the Bank's exposure to interest rate risk. Investment securities and interest-bearing deposits with other banks totaled $1.7 million at December 31, 1996 compared to $5.3 million at December 31, 1995. Federal funds sold totaled $570,000 at December 31, 1996 compared to $1.0 million at December 31, 1995. These changes reflect increased lending and loan demand in 1996.

   The following table sets forth the maturities of securities, as of December 31,1996 and the weighted average yields of such securities (calculated on the basis of the cost and effective yields weighted for the scheduled maturity of each security). See Note 2 to the Financial Statements and Supplementary Data, which provides details regarding the Bank's investment portfolio as of December 31, 1996 and 1995.

                                                                MATURING
                               -----------------------------------------------------------------------
                                                     AFTER ONE BUT
                                  WITHIN ONE          WITHIN FIVE         WITHIN TEN      AFTER TEN
                                     YEAR                YEARS               YEARS           YEARS
                               -----------------------------------------------------------------------
                                 AMOUNT  YIELD     AMOUNT       YIELD    AMOUNT  YIELD   AMOUNT  YIELD
                               -----------------------------------------------------------------------
                                                            (IN THOUSANDS)
Municipal Bond                       --     --       --          --       $345   4.45%      --     --
Mortgage-backed securities           --     --       --          --         --     --      404   6.77%
                               -----------------------------------------------------------------------
Total                                --     --       --          --       $345   4.45%    $404   6.77%
                               =======================================================================

  The Bank's Mortgage Division acquires mortgage loans from small retail-oriented originators in the Southeast United States through various funding sources, including an $18.0 million warehouse line of credit from the FHLB-Atlanta and a $40 million gestation repurchase agreement with Paine Webber Incorporated. Under the repurchase agreement, the Bank sells mortgage loans and simultaneously assigns the related forward sale commitments to Paine Webber Incorporated. Substantially all of the Bank's mortgage loans are currently being resold in the secondary market to Freddie Mac, Fannie Mae and private
investors after being "warehoused" for 10 to 30 days.   Warehoused loans must
meet secondary market criteria such as amount limitations and loan-to-value ratios to qualify for resales to Freddie Mac and Fannie Mae. To the extent that the Bank retains the servicing rights on mortgage loans that it resells, it collects annual servicing fees while the loan is outstanding. The Bank periodically sells a portion of its retained servicing rights in bulk form. The annual servicing fees and gains on the sale of servicing rights are an integral part of the Bank's mortgage banking operation and its contribution to net income. The Bank currently pays a third party subcontractor to perform servicing functions with respect to its loans sold with retained servicing.

  The following table presents the outstanding balances of the Bank's borrowings under its warehouse line of credit and the weighted average interest rates thereon for the last two years. Draws on such line of credit have a 30-day maturity.

                                                       YEAR ENDED DECEMBER 31,
                                                       1996                1995
                                               -------------------------------------

Balance at period end                                  $7,396,755              --

Weighted average interest rate at period end                 6.98%             --

Maximum amount outstanding at any month's end          $7,396,755              --

Average amount outstanding                             $1,966,391         $53,393

Weighted average interest rate                               4.61%           7.31%


  During 1996, the Mortgage Division acquired $467.8 million of mortgage loans, of which $452.1 million (96.6%) were resold in the secondary market with servicing rights retained by the Bank. The remaining $33.0 million were carried as mortgage loans held for sale on the balance sheet as sale of the loans was pending.

  At December 31, 1996, capitalized costs of $4.1 million related to the purchase of mortgage servicing rights were carried on the balance sheet as purchased mortgage servicing rights. At December 31, 1995, the Bank carried $4.5 million of purchased mortgage servicing rights on its balance sheet. The Bank is amortizing the purchased mortgage servicing rights over an accelerated period. At December 31, 1996, the Bank held servicing rights with respect to loans with unpaid principal balances totaling $407.8 million compared to $392.1 at December 31, 1995. During 1996, the Bank sold servicing rights with respect to $438.8 million of mortgage loans carried on its balance sheet at $5.0 million for a gain of $884,457. During 1995, the Bank sold servicing rights with respect to $399.5 million of mortgage loans carried on its balance sheet at $4.6 million for a gain of $920,408. The market value of the servicing portfolio is contingent upon many factors including the interest rate environment, the estimated life of the servicing portfolio, the loan quality of the servicing portfolio and the coupon rate of the loan portfolio. There can be no assurance that the Bank will continue to experience a market value of the servicing portfolio in excess of the cost to acquire the servicing rights, nor can there be any assurance as to the expected life of the servicing portfolio.

  The Bank's deposits totaled $55.7 million and $40.5 million at December 31, 1996 and 1995, respectively. Deposits averaged $47.1 million and $38.1 million during the years ended December 31, 1996 and 1995, respectively. Interest-bearing deposits represented 77% and 81% of total deposits at December 31, 1996 and 1995, respectively. The decrease of interest-bearing deposits as a percent of total deposits was the result of growth in non-interest bearing deposits including escrow balances related to the Mortgage Division. Certificates of deposit composed 70% of total interest-bearing deposits for December 31, 1996 compared to 67% at December 31, 1995. The composition of these deposits is indicative of the interest rate-conscious market in which the Bank operates. There is no assurance that the Bank can maintain or increase its market share of deposits in its highly competitive service area.

  The following table summarizes average daily balances of deposits and rates paid on such deposits for the periods indicated:

                                                 YEARS ENDED
                                 DECEMBER 31, 1996               DECEMBER 31, 1995
                         -----------------------------------------------------------------
                              AMOUNT           RATE            AMOUNT           RATE
                         -----------------------------------------------------------------
                                               (DOLLARS IN THOUSANDS)
Noninterest-bearing
 demand deposits              $10,314             --             $ 8,919          --
Interest-bearing
 demand deposits                6,327           3.95%              5,634        3.83%
Savings deposits                4,036           3.44%              4,354        3.38%
Time deposits                  26,408           6.36%             19,238        6.06%
                         -------------                       --------------
Total                         $47,085                            $38,145
                         =============                       ==============

  Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 1996 are summarized as follows (in thousands):

              Under 3 months                                     $  946
              3 to 6 months                                         737
              6 to 12 months                                      2,130
              Over 12 months                                      3,044
                                                              ---------
                                                                 $6,857
                                                              =========

Capital
-------

  Capital adequacy is measured by risk-based capital guidelines as well as against leverage ratios. The risk-based capital guidelines developed by regulatory authorities assign weighted levels of risk to asset categories to establish capital requirements. The guidelines currently require a minimum of 8.0% of total capital to risk-adjusted assets. One half of the required capital must consist of Tier 1 Capital, which includes tangible common shareholders' equity and qualifying perpetual preferred stock. The leverage guidelines specify a ratio of Tier 1 Capital to total assets of 3.0% if certain requirements are met, including having the highest regulatory rating, or between 4.0% and 5.0% otherwise. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve will continue to consider a "Tangible Tier 1 Leverage Ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve has not advised the Company, and the FDIC has not advised the Bank, of any specific minimum leverage ratio or Tangible Tier 1 Leverage Ratio applicable to either of them. The Bank had agreed with the Georgia Department to maintain a leverage ratio of 8.0%. At December 31, 1996 the Bank's leverage ratio was 8.97%.

  At December 31, 1996 the Company's total shareholders' equity was $7.7 million or 10.31% of total assets, compared to $7.1 million or 12.4% of total assets at December 31, 1995. The decrease in shareholders' equity to total asset ratio in 1996 was the result of a 30% increase in total assets. At December 31, 1996, total capital to risk-adjusted assets was 14.4%, with 11.6% consisting of tangible common shareholders' equity. The Company paid $35,077 of dividends during 1996 or $.05 per share compared to $176,139 or $.25 per share during 1995. The Company's dividends in 1996 were paid during the last quarter, as the payment of dividends had been suspended in the third quarter of 1995. The suspension of dividends was the result of a decrease in earnings caused by a large provision for loan losses and expenses incurred exploring a trust business plan.

  The following table shows operating and capital ratios for each of the last two years:

                                                  YEAR ENDED DECEMBER 31
                                                1996                 1995
                                         --------------------------------------
Percentage of net income to:
 Average shareholders' equity                  7.92%                    1.26%
 Average total assets                          0.93%                    0.17%
Percentage of average
 shareholders' equity to
 average total assets                         11.80%                   13.86%
Percentage of dividends paid
 to net income                                 6.01%                  197.61%

  During 1995, the Company purchased 3,334 shares of Common Stock to be held in Treasury for an aggregate of $36,091. During 1995, 600 shares of Common Stock were issued pursuant to employee stock option exercises for an aggregate of $6,000. There is no active market for the Common Stock.

Liquidity and Interest Rate Sensitivity
---------------------------------------

  Liquidity involves the ability to raise funds to support asset growth, meet deposit withdrawals and other borrowing needs, maintain reserve requirements, and otherwise sustain operations. This is accomplished through maturities and repayments of loans and investments, deposit growth, and access to sources of funds other than deposits, such as the federal funds market.

  Average liquid assets (cash and amounts due from banks, interest-bearing deposits in other banks, federal funds sold, mortgage loans held for sale net of borrowings and drafts payable, investment securities and securities held for sale) totaled $24.1 million and $19.4 million during 1996 and 1995, representing 47% and 51% of average deposits for those years, respectively. The increase in average liquid assets was the result of the increase in mortgage loans held for sale. Average non-mortgage loans were 55% and 49% of average deposits for 1996 and 1995, respectively. Average deposits were 90% and 94% of average interest-earning assets for 1996 and 1995, respectively. As noted in the tables included in this Management's Discussion and Analysis section, approximately $19.7 million, or 69%, of the commercial banking loan portfolio consisted of commercial and real estate construction loans.

  The Bank actively manages the levels, types and maturities of interest-earning assets in relation to the sources available to fund current and future needs to ensure that adequate funding will be available at all times. In addition to the borrowing sources related to the mortgage operations, the Bank also maintains a federal funds line of credit totaling $4.6 million. The Bank's liquidity position has also been enhanced by the operations of the Mortgage Division due to the investment of funds in short-term assets in the form of mortgages held for sale. Once funded, mortgages will generally be held by the Bank for a period of 10 to 30 days. Management believes its liquidity sources are adequate to meet its operating needs.

  Net interest income can fluctuate with significant interest rate movements.
To lessen the impact of these margin swings, the balance sheet should be structured so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in these repricing opportunities, at any point in time, constitute interest rate sensitivity.

  Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to changes in market interest rates. The rate-sensitive position, or gap, is the difference in the volume of rate-sensitive assets and liabilities, at a given time interval. The general objective of gap management is to actively manage rate-sensitive assets and liabilities to reduce the impact of interest rate fluctuations on the net interest margin. Management generally attempts to maintain a balance between rate-sensitive assets and liabilities as the exposure period is lengthened to minimize the overall interest rate risk to the Bank.

  Interest rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Overnight federal funds, on which rates are susceptible to change daily, and loans which are tied to the prime rate differ considerably from long-term investment securities and fixed-rate loans. Similarly, time deposits over $100,000 and certain interest-bearing demand deposits are much more interest-sensitive than savings deposits. In addition, brokered deposits, institutional deposits placed by independent brokers, are more interest sensitive. The Bank had brokered deposits of $6.5 million at December 31, 1996 and $5.1 million at December 31, 1995. The Bank utilizes the brokered deposits to fund its mortgage loans held for sale and therefore match those maturities as closely as possible.

  The following table shows the interest sensitivity gaps for four different time intervals as of December 31, 1996. The Bank was in an asset-sensitive position for the cumulative three-month, one-year and five-year intervals. This means that during the five-year period, if interest rates decline, the net interest margin will decline. Conversely, if interest rates increase over this period, the net interest margin will improve. At December 31, 1996, the Bank was within its policy guidelines of rate-sensitive assets to rate-sensitive liabilities of 80 - 120% at the one year interval. Since all interest rates and yields do not adjust at the same velocity, this is only a general indicator of rate sensitivity. The total excess of interest-bearing assets over interest-bearing liabilities, based on a five-year time period, was $13.3 million, or 17.8% of total assets.

                                           INTEREST RATE SENSITIVITY GAPS
                                               AS OF DECEMBER 31, 1996

                                                AMOUNTS REPRICING IN
                           ----------------------------------------------------------------
                             0-90 DAYS           91-365 DAYS      1-5 YEARS    OVER 5 YEARS
                           ------------        --------------     ---------    ------------
                                                 (MILLIONS OF DOLLARS)
Interest-earning
   assets                        $49.8                $  3.8          $8.6         $1.6
Interest-bearing
   liabilities                    25.0                  17.0           8.5           --
                           ----------------------------------------------------------------
Interest sensitivity
   gap                           $24.8                $(13.2)         $ .1         $1.6
                           ================================================================

  The Mortgage Division adopted a policy intended to minimize potential interest rate risk incurred as a result of market movements between the time commitments to purchase mortgage loans are made and the time the loans are closed. Accordingly, commitments to purchase loans will be covered either by a mandatory sale of such loans into the secondary market or by the purchase of an option to deliver to the secondary market a mortgage-backed security.

  While other hedging techniques may be used, speculation is not allowed under the Mortgage Division's secondary marketing policy. As of December 31, 1996, the Bank had in place purchase commitment agreements terminating between January and March of 1997 with respect to an aggregate of approximately $20.5 million to hedge the mortgage pipeline of $31.7 for which the Bank had an interest rate risk. At December 31, 1996, the Financial Accounting Standards Board had issued an exposure draft "Accounting for Derivative and Similar Financial Instrument and for Hedging Activities." The pronouncement would require the forward commitments to be recorded as an asset or liability with the changes in fair value recorded in the income statement. Management has not yet determined the impact of this pronouncement on its financial statements.

  Management continually tries to minimize the interest rate sensitivity gap. Attempting to minimize the gap is a continual challenge in a changing interest rate environment and one of the objectives of the Bank's asset/liability management strategy. See "Risk Factors -- Effects of Inflation, Changing Prices and Interest Rates" and "-- Mortgage Banking Business."

Results of Operations
---------------------

  A source of revenue for the Bank is net interest income, which is the difference between income received on interest-earning assets, such as investment securities and loans, and interest-bearing sources of funds, such as deposits and borrowings. The level of net interest income is determined primarily by the average balances ("volume") of interest-earning assets and the various rate spreads between the interest-earning assets and the Bank's funding sources. Changes in net interest income from period to period result from increases or decreases in volume of interest-earning assets and interest-bearing liabilities, increases or decreases in the average rates earned and paid on such assets and liabilities, the ability to manage the interest-earning asset portfolio (which includes loans) and the availability of particular sources of funds, such as non-interest bearing deposits.

  The Bank had interest income of $5.3 million in 1996, and $4.1 million in 1995. The 24.4% increase in interest income is attributable to the increase in interest-earning assets which is the result of the higher volume of commercial banking loans as well as a higher volume of fee income associated with mortgage loans which is included in interest income The Bank had closed $467.8 million of mortgage loans during 1996 compared to $329.1 million during 1995.

  The Bank had interest expense of $2.2 million in 1996 and $1.5 million in 1995. The increase resulted from a higher volume of interest-bearing deposits. The increase in interest-bearing time deposits was the result of the increase in brokered deposits utilized to fund mortgage loans held for sale as well as core deposits growth. Deposits increased $15.2 million in 1996 of which $13.8 million represented core deposits and $1.4 million represent broker deposits. Growth of the interest-bearing deposits accounted for 67.1% of the total growth in 1996. In 1996 and 1995, interest expense accounted for 26% and 22% of total expenses, respectively.

  Net interest income for 1996 was $3.2 million. The key performance measure for net interest income is the "net interest margin," or net interest income divided by average interest-earning assets. The Bank's net interest margin during 1996 was 6.0%. Interest spread, which represents the difference between average yields on interest-earning assets and average rates paid on interest-bearing liabilities, was 4.6%. Net interest income, interest margin and net interest spread in 1995 were $2.6 million, 6.5%, and 5.0%, respectively. The increase in net interest income is related to the volume of Commercial bank loans and fee income related to a higher volume of mortgage loans closed. Loan fee income, such as processing fees associated with the purchase of mortgage loans, is included as interest income as the mortgage loans are sold. The decrease in net interest margin and interest spread is indicative of the interest rate-conscious and highly competitive market in which the Bank operates.

   The following table sets forth for the periods indicated a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rate:

                                               1996 COMPARED TO 1995                     1995 COMPARED TO 1994
                                    -----------------------------------------------------------------------------------
                                                                 INCREASE (DECREASE DUE TO (1))
                                    -----------------------------------------------------------------------------------
                                       VOLUME            RATE          NET          VOLUME         RATE          NET
                                    -----------------------------------------------------------------------------------
                                                                    (IN THOUSANDS)
Interest earned on:
 Loans                                  $  819          $   10       $  829         $  235        $  268         $503
 Mortgage loans held for sale              713            (208)         505           (413)          652          239
 Securities, at cost                        27              (5)          22             (3)           16           13
 Federal funds sold                        (62)            (12)         (74)           143             4          147
 Deposits in other banks                  (102)             13          (89)          (100)           63          (37)
                                    -----------------------------------------------------------------------------------
TOTAL INTEREST-EARNING ASSETS           $1,395           ($202)      $1,193          ($138)       $1,003         $865
                                    ===================================================================================

Interest paid on:
 Demand deposits                        $   27          $    7       $   34            ($4)       $   29         $ 25
 Savings deposits                          (11)              3           (8)           (17)           16           (1)
 Time deposits                             453              60          513             90           203          293
 Mortgage warehouse
   line of credit and other                 90              (3)          87            (19)           (5)         (24)
                                    -----------------------------------------------------------------------------------
TOTAL INTEREST-BEARING
  LIABILITIES                           $  559          $   67       $  626         $   50        $  243         $293
                                    ===================================================================================

------------------
(1) The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

  The Bank did not make a provision to the allowance for loan losses in 1996, due to a decrease of $1.3 million of the Bank's problem loans which are defined as classified and critical but still accounted for on an accrual basis. The Bank made provisions to the allowance for loan losses in the amount of $496,937 in 1995. During 1996, the Bank charged off $248,892 of loans to the allowance for loan losses. During 1995, the Bank charged off $210,680 of loans to the allowance for loan losses. The ratios of net charge offs to average non-mortgage loans outstanding during the year were .89%, and 1.11% for 1996 and 1995, respectively.

  Other income was $4.0 million in 1996 compared to $3.4 million in 1995. The 17.6% increase in other income was related to the increase of gestation fee income. The Bank sold bulk blocks of servicing rights with respect to $438.8 million of mortgage loans in 1996 for a total net gain of $884,457 compared to servicing rights sales in 1995 of $339.5 million for a net gain of $920,408.
The Bank currently plans to sell, on a quarterly basis, a portion of the servicing rights retained during 1997, although there can be no assurance as to the volume of the Bank's loan acquisition or that a premium will be recognized on the sales. Gestation fee income is generated from the sale of mortgage loans to securities brokers through a gestation repurchase agreement. Under the agreement, the Bank sells mortgage loans and simultaneously assigns the related forward sale commitments to a securities broker. The Bank continues to receive fee income from the securities broker until the loan is delivered into the forward commitment.

  Other operating expenses increased to $6.2 million in 1996 from $5.4 million in 1995. The increase in other operating expenses was related to the increase in salaries and benefits and third party mortgage outsourcing expense.

  The Company had net income of $583,348 in 1996 which was primarily related to the improvement in net interest income, mortgage banking operations and the related gains on the sale of servicing rights. The Company's net income of $89,134 in 1995 was in part due to the result of the mortgage banking operations and related servicing rights sales gains. Income tax as a percentage of pretax net income was 40% for both 1996 and 1995.

Effects of Inflation
--------------------

  Inflation generally increases the cost of funds and operating overhead, and to the extent loans and other assets bear variable rates, the yields on such assets. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on the performance of a financial institution than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction, or to the same extent, as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. In addition, inflation results in financial institutions' increased cost of goods and services purchased, the cost of salaries and benefits, occupancy expense, and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings, and shareholders' equity. Mortgage originations and refinancings tend to slow as interest rates increase, and likely will reduce the Company's earnings from such activities and the income from the sale of residential mortgage loans in the secondary market. See "Risk Factors -- Effects of Inflation, Changing Prices and Interest Rates" and "-- Mortgage Banking Business."

                                   MANAGEMENT

  The Board of Directors of the Company currently consists of six members divided into three classes, designated Class I, Class II, and Class III, each class serving for a period of three years. The current members of the Company's Board of Directors are serving terms ending with the Company's annual meetings of shareholders in 1998 (Class I), 1999 (Class II) and 2000 (Class III). One-third of the members of the Board of Directors are elected by the shareholders annually.

  The following table sets forth as to each director and officer of the Company his name; age at December 31, 1997; the date first elected as a director or officer; a description of positions and offices with the Company (other than as a director, as applicable), the Bank, and CMS, if any; a brief description of principal occupation or occupations over at least the last five years; other business experience; the number of shares of Common Stock beneficially owned on December 31, 1997; and the percentage of the total shares of Common Stock outstanding on December 31, 1997 that such beneficial ownership represents. Messrs. Howell and Rast have served as directors of the Company since its organization, and as directors of the Bank from its organization until April 1995. Mr. Lowe has served as director of the Bank and of the Company since their respective organizations. Mr. Fendley, who has served as a director of the Bank since its organization, was elected to the Company's Board of Directors at the 1994 Annual Meeting. Mr. Howard has served as a director of the Bank and Company since the 1994 Annual Meeting. Mr. Elliott has served as a director of the Company since October 1996 and a director of the Bank since April 1995.


NAME AND AGE
AT DECEMBER 31, 1997
AND DATE FIRST ELECTED                      PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
---------------------------  ---------------------------------------------------------------------------

                                               CLASS I DIRECTORS (TERM EXPIRING 1998)
                                               --------------------------------------
Charles R. Fendley           Mr. Fendley served as the Vice President of Jasper Yarn Processing, Inc.,
Age 51                       a textile business, from 1972 until 1996, and has been a director of
1994                         Oglethorpe Power Corporation since 1993.  Since August 1996, Mr. Fendley has served as a mortgage officer of the Bank.  Mr. Fendley has served as
                             Secretary of the Company since May 1995.


A. James Elliott             Mr. Elliott served as a partner with the Atlanta law firm of Alston & Bird
Age 55                       LLP for 30 years before retiring in 1994, to join Emory University Law
1995                         School as the Associate Dean.  Mr. Elliott has been a director of the Bank since April 1995 and has served as its Chairman since April 1996.  Mr.
                             Elliott has served on the Board of Directors of the Company since October
                             1996.


NAME AND AGE
AT DECEMBER 31, 1997
AND DATE FIRST ELECTED                      PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
---------------------------  ---------------------------------------------------------------------------

                                               CLASS II DIRECTORS (TERM EXPIRING 1999)
                                               ---------------------------------------
L. Edmund Rast               Mr. Rast began his career with the Southern Bell Telephone Company in 1937
Age 81                       and served in various capacities before leaving as the President and Chief
1991                         Executive Officer of Southern Bell in 1981.  Mr. Rast then joined
                             Audichron Co., an Atlanta electronics company, as Chairman and Chief
                             Executive Officer in 1983, where he remained until his retirement in 1984.
                             Mr. Rast served as Chairman of the Board of Directors of the Bank from
                             1989 until April 1995, when he retired from such position.  Mr. Rast also served as the Chairman of the Board of Directors of the Company from 1991 until May 1995.

Harry C. Howard              Mr. Howard was a partner with the Atlanta law firm of King & Spalding from
Age 67                       1960 through 1992 and is presently a retired partner of such firm.  Mr.
1994                         Howard served as Chairman of the Board of Directors of the Bank from April
                             1995 to April 1996.

                                           CLASS III DIRECTORS (TERM EXPIRING 2000)
                                           ----------------------------------------
Arthur Howell                Mr. Howell was a partner with the Atlanta law firm of Alston & Bird LLP
Age 78                       from 1945 through August 1988, and is currently of counsel with that firm.
1991                         He is the President and a director of Summit Industries, Inc., a family-owned consumer products company, and is a director of the
                             Enterprise Group of Funds, Inc.  Mr. Howell has served as Chairman of the
                             Board of Directors of the Company since May 1995 and had previously served as Secretary of the Company.  Mr. Howell retired from the Bank's Board in
                             April 1995.

Michael W. Lowe              Mr. Lowe founded Jasper Jeep Sales, Inc. in 1976 and has served as its
Age 49                       Chief Executive Officer since that time.
1991

                                                   OFFICERS OF THE COMPANY
                                                   -----------------------
J. Donald Boggus, Jr.        Mr. Boggus, Jr. has served as President of the Bank since April, 1996.
33                           Mr. Boggus, Jr. had served as the Vice President and Controller of the
1989                         Bank since February 1989 and as the Vice President, Treasurer and Chief
                             Financial Officer of the Company since November 1991.  He graduated from the Georgia Institute of Technology with a Bachelor of Science in
                             Management in 1986.  He first worked as an accountant and then joined the
                             Etowah Bank, Canton, Georgia as an Assistant Comptroller in September
                             1987.  He was promoted to Comptroller and Auditor in October 1988 and served in that position until leaving to join the Bank.

Robert C. KenKnight          Mr. KenKnight joined the Bank as its Executive Vice President for Mortgage
56                           Banking Operations in February 1993.  He has served as the President of
1993                         CMS since its organization in October 1994.  Mr. KenKnight was the
                             President of Liberty Mortgage Corporation, an Atlanta-based mortgage company with a mortgage servicing portfolio of approximately $900 million, from October 1989 until joining the Bank.  He was previously employed as
                             Executive Vice President of Entrust Funding Company, Atlanta, from
                             February 1986 to August 1989, and has worked in the mortgage industry since 1963.  Mr. KenKnight is past President of the Mortgage Bankers
                             Association of Georgia and the Atlanta Mortgage Bankers Association.


NAME AND AGE
AT DECEMBER 31, 1997
AND DATE FIRST ELECTED                      PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
---------------------------  ---------------------------------------------------------------------------
Michael P. Leddy             Mr. Leddy has a B.S. from the University of Central Florida where he
53                           majored in finance.  He was head of the Secondary Marketing group of
1993                         Molton Allen & Williams, Inc. before leaving in 1976 to join Paine Webber
                             Incorporated's institutional sales division in Atlanta, Georgia.  In 1985, he served on the initial management team that started Arvida Mortgage
                             Company in Boca Raton, Florida, a subsidiary of Walt Disney Productions.
                             He then returned to Paine Webber Incorporated before joining the Company in 1993 as Senior Vice President of Secondary Marketing for the Bank and
                             CMS.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table reflects the number of shares of Common Stock beneficially owned by (i) each of the directors, (ii) each of the executive officers named in the Summary Compensation Table, and (iii) all of the directors and executive officers of the Company as a group including the name and address of the only person known by the Company to beneficially own more than 5% of the Common Stock as of December 31, 1997, together with the number of shares and percentage of outstanding shares beneficially owned. Management of the Company is informed that all such shares were held individually by each such shareholder with sole voting and investment power, except as otherwise noted herein.


NAME AND ADDRESS                               AMOUNT AND NATURE
OF BENEFICIAL OWNER                        OF BENEFICIAL OWNERSHIP (1)      PERCENT OF CLASS (2)
-------------------                        ---------------------------      --------------------
Michael W. Lowe, Director                           70,350 (3)                      9.69%
Fox Run
Jasper, GA  30143

Charles R. Fendley, Secretary                        6,850                          0.94%
165 Town Creek Trail
Jasper, GA  30143

Arthur Howell, Chairman                             17,960 (4)                      2.47%
200 Larksbur Lane
Highlands, NC  28741

Harry C. Howard, Director                           14,185                          1.95%
191 Peachtree Street
Suite 4900
Atlanta, GA  30303-1763

Robert C. KenKnight, Executive Officer               8,147                          1.12%
2043 Woodland Way
Dunwoody, GA  30338

L. Edmund Rast, Director                            11,600                          1.60%
4434 Harris Valley Road
Atlanta, GA  30327

J. Donald Boggus, Jr., President/CEO (5)             6,750 (5)                       .93%
281 Happy Talk Trail
Jasper, GA  30143


NAME AND ADDRESS                               AMOUNT AND NATURE
OF BENEFICIAL OWNER                        OF BENEFICIAL OWNERSHIP (1)      PERCENT OF CLASS (2)
-------------------                        ---------------------------      --------------------
A. James Elliott, Director                           5,600                           .77%
732 Big Canoe
Big Canoe, GA  30143

Michael P. Leddy, Senior Officer                        --                            --
4698 East Conway Drive
Atlanta, GA  30327

All current directors and executive                141,442                         19.47%
 officers as a group (9 persons)

------------------
(1) Information relating to beneficial ownership of Common Stock is based upon information furnished by each person using "beneficial ownership" concepts as set forth in the rules of the Commission. Under those rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Accordingly, directors are named as beneficial owners of shares as to which they may disclaim any beneficial interest.
(2) Based on 726,354 shares issued and outstanding. Includes options to purchase 20,267 shares of Common Stock.
(3) Includes 13,200 shares held as custodian for Mr. Lowe's children and 2,500 shares held by his wife.
(4) Includes 1,000 shares held by Mr. Howell's wife, as to which shares Mr. Howell disclaims beneficial ownership.
(5) Includes 6,000 shares subject to stock options exercisable currently or within 60 days and 340 shares held by Mr. Boggus' wife.

                             DIRECTOR COMPENSATION

  Members of the Board of Directors each receive a retainer fee in the amount of $1,000 per quarter for their service on the Company's Board of Directors. Beginning in 1995, non-employee directors of the Company and the Bank received stock options pursuant to the 1995 Stock Option Plan for Outside Directors (the "Plan"). Each Outside Director, as defined by the Plan, who serves in such capacity is granted an option to purchase 200 shares of Common Stock as of the day following the annual meeting of the Company's shareholders. The plan covers 25,000 shares of which 12,800 were granted in 1995. Each director of the Company during 1997 attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which he serves.

                       COMPENSATION OF EXECUTIVE OFFICERS

  Under rules established by the Commission, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's chief executive officer and other executive officers who receive in excess of $100,000 per year (collectively, the "named executive officers").

                           SUMMARY COMPENSATION TABLE

  The table below sets forth certain elements of compensation for the named executive officers of the Company or the Bank for the periods indicated.

                                     ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                                  ---------------------------  -------------------------------------------
                                                                             SECURITIES
                                                               RESTRICTED    UNDERLYING       ALL OTHER
       NAME AND                                                  STOCK        OPTIONS/      COMPENSATION
  PRINCIPAL POSITION      YEAR     SALARY ($)     BONUS ($)      AWARDS       SARS (#)         ($)(1)
----------------------------------------------------------------------------------------------------------
                                                (DOLLARS IN THOUSANDS)
J. Donald Boggus, Jr.       1996     $ 65,000        $ 6,500                          --            $4,361
  President and Chief       1995       50,000          5,000                          --                87
  Executive Officer of      1994       46,000         10,000                          --
  the Company and
  the Bank

Robert C. KenKnight         1996     $322,286             --                       2,500            $9,050
  Executive Vice            1995      283,364             --                          --             5,064
  President of the          1994      176,375             --                          --             5,064
  Bank; President of
  the Bank's Mortgage
  Division

Michael P. Leddy            1996     $125,000        $25,000                       1,500            $5,008
  Senior Vice               1995      112,500          9,000                       5,000               864
  President of the Bank     1994      110,864         25,000                          --               864
  in Charge of
  Secondary Mortgage
  Marketing

-----------------
(1) Other compensation represents insurance premiums paid by the Company on group term life insurance in excess of $50,000 and car allowance.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Directors and executive officers of the Company and the Bank, and certain business organizations and individuals associated with such persons, have been customers of and have had, and may continue to have, banking transactions with the Bank in the ordinary course of business. Such transactions include loans, commitments, lines of credit, and letters of credit. Such transactions were made on substantially the same terms, including interest rates, repayment terms, and collateral, as those prevailing at the time for comparable transactions with other persons, and did not and do not involve more than normal risk of collectibility or other unfavorable features. Additional transactions with such persons and businesses are anticipated in the future. At September 30, 1997, the amount of credit extended to directors, executive officers, principal shareholders and their associates was approximately $1,686,770, or 19.96% of the Company's total consolidated shareholders equity.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information concerning stock options granted during 1996 to the named executive officers. No stock appreciation rights ("SARs") were granted in 1996.

                                                        INDIVIDUAL GRANTS
                             ----------------------------------------------------------------------
                                   NUMBER OF             PERCENT OF TOTAL
                                  SECURITIES               OPTIONS/SARS
                                  UNDERLYING                GRANTED TO               EXERCISE OR
                                 OPTIONS/SARS              EMPLOYEES IN               BASE PRICE
NAME                              GRANTED (#)               FISCAL YEAR               ($/SHARE)             EXPIRATION DATE
------------------------     -------------------      ---------------------      ------------------     ---------------------
J. Donald Boggus, Jr.                 N/A                       N/A                      N/A                      N/A
Robert C. KenKnight                 2,500 (1)                   28%                   $13.00                 May 1, 2006
Michael P. Leddy                    1,500 (1)                   17%                   $13.00                 May 1, 2006

------------------
(1) One-third of the options granted to Messrs. KenKnight and Leddy become exercisable on May 1 of each of 1999, 2000, and 2001.

                    AGGREGATED OPTION/SAR EXERCISES IN 1996
                      AND 1996 YEAR-END OPTION/SAR VALUES

  The following table shows stock options exercised by the named executive officers during 1996, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable options as of December 31, 1996. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise price of any such existing options and the year-end price of the Company's Common Stock. No SARs were outstanding in 1996.

                                                                            NUMBER OF SECURITIES
                                                                           UNDERLYING UNEXERCISED           VALUE OF UNEXERCISABLE
                                                                           OPTIONS/SARS AT FY-END                IN-THE-MONEY
                                 SHARES                                              (#)                    OPTIONS/SARS FY-END ($)
                               ACQUIRED ON            VALUE                   EXERCISABLE (E) /                 EXERCISABLE (E)
         NAME                 EXERCISE (#)          REALIZED ($)              UNEXERCISABLE (U)                UNEXERCISABLE (U)
----------------------     -----------------     -----------------      ---------------------------      ---------------------------


J. Donald Boggus, Jr.            --                      N/A                     6,000  (E)                       $15,000  (E)
                                                                                    --  (U)                            --  (U)

Robert C. KenKnight              --                      N/A                     3,333  (E)                       $ 4,166  (E)
                                                                                 9,167  (U)                       $ 8,950  (U)

Michael P. Leddy                 --                      N/A                        --  (E)                            --  (E)
                                                                                 6,500  (U)                            --  (U)

A. James Elliott                 --                      N/A                      400-  (E)                            --  (E)
                                                                                    --  (U)                            --  (U)

Charles R. Fendley               --                      N/A                     1,400  (E)                            --  (E)
                                                                                    --  (U)                            --  (U)

Harry C. Howard                  --                      N/A                      400-  (E)                            --  (E)
                                                                                    --  (U)                            --  (U)

Arthur Howell                    --                      N/A                     1,400  (E)                            --  (E)
                                                                                    --  (U)                            --  (U)

Michael W. Lowe                  --                      N/A                     1,400  (E)                            --  (E)
                                                                                    --  (U)                            --  (U)

L. Edmund Rast                   --                      N/A                     1,400  (E)                            --  (E)
                                                                                    --  (U)                            --  (U)

EXECUTIVE EMPLOYMENT AGREEMENT

  Robert C. KenKnight, the President of CMS and Executive Vice President of the Bank, has entered into an employment agreement with the Company. In addition to Mr. Ken Knight's salary, he is entitled to receive incentive compensation in the form of cash and shares of restricted stock, based on a percentage of the total added value of the Bank's Mortgage Division and CMS. In the event the Bank or the Company is acquired and Mr. Ken Knight's employment is terminated as a result of such acquisition, the employment agreement authorizes a severance payment approximately equal to 12 months of annual compensation in effect at such time, plus any accrued incentive compensation.

                           SUPERVISION AND REGULATION

  Bank holding companies and banks are extensively regulated under both federal and state law. The following discussion summarizes certain statutes, rules and regulations affecting the Company and the Bank. This summary is qualified in its entirety by reference to the statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to the Company's and the Bank's businesses. Any change in applicable law or regulations may have a material effect on the business of the Company and the Bank. Supervision, regulation and examination of banks by the bank regulatory agencies are intended primarily for the protection of depositors rather than holders of Company common stock.

BANK HOLDING COMPANY REGULATION

  As a bank holding company registered with the Federal Reserve under the BHC Act, and with the Georgia Department under the Georgia Financial Institutions Code, the Company is subject to supervision, examination and reporting by the Federal Reserve and the Georgia Department.

  The Company is required to file with the Federal Reserve its periodic reports and such additional information as the Federal Reserve may require. The Federal Reserve examines the Company and may examine its subsidiaries. The Georgia Department also may examine the Company.

  The BHC Act requires prior Federal Reserve approval for, among other things, the acquisition by a bank holding company of direct or indirect ownership or control of more than 5% of the voting shares or substantially all of the assets of any bank, or for a merger or consolidation of a bank holding company with another bank holding company. A bank holding company may acquire direct or indirect ownership or control of voting shares of any company that is engaged directly or indirectly in banking or managing or controlling banks or performing services for its authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in a company that engages in activities which the Federal Reserve has determined by regulation or order to be so closely related to banking as to be a proper incident thereto.

  The BHC Act, as amended by the interstate banking provisions of the Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Banking Act"), which became effective on September 29, 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that the Company and any other bank holding company located in Georgia may now acquire a bank located in any other state, and any bank holding company located outside Georgia may lawfully acquire any bank based in another state, regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. In March 1996, the Georgia legislature adopted legislation opting into interstate branching effective June 1, 1997.

  The Economic Growth and Regulatory Paperwork Reduction Act of 1996 ("EGRPRA") was signed into law on September 30, 1996. EGRPRA streamlined the non-banking activities application process for well-capitalized and well-managed bank holding companies. Under EGRPRA, qualified bank holding companies may commence a regulatory approved non-banking activity without prior notice to the Federal Reserve; written notice is required within 10 days after commencing the activity. Under EGRPRA, the prior notice period is reduced to 12 days in the event of any non-banking acquisition or share purchase or de novo non-baking activity previously approved by order of the Federal Reserve, but not yet implemented by regulations, assuming the size of the acquisition or proposed activity does not exceed 10% of risk-weighted assets of the acquiring bank holding company and the consideration does not exceed 15% of Tier 1 Capital.

  On February 20, 1997, the Federal Reserve adopted, effective April 21, 1997, amendments to its Regulation Y implementing certain provisions of EGRPRA. Among other things, these amendments to Federal Reserve Regulation Y reduce the notice and application requirements applicable to bank and nonbank acquisitions and de novo expansion by well-capitalized and well-managed holding companies; expand the list of non-banking activities permitted under Regulation Y and reduce certain limitations on previously permitted activities; and amend Federal Reserve anti-tying restrictions to allow banks greater flexibility to package products with their affiliates.

  The Company is a legal entity separate and distinct from the Bank and its other Subsidiaries. Various legal limitations restrict the Bank from lending or otherwise supplying funds to the Company or its non-bank Subsidiaries, including CMS. The Company and the Bank are subject to Section 23A of the Federal Reserve Act. Section 23A defines "covered transactions," which include extensions of credit, and limits a bank's covered transactions with any affiliate to 10% of such bank's capital and surplus. All covered and exempt transactions between a bank and its affiliates must be on terms and conditions consistent with safe and sound banking practices, and banks and their subsidiaries are prohibited from purchasing low-quality assets from the bank's affiliates. Finally, Section 23A requires that all of a bank's extensions of credit to an affiliate be appropriately secured by acceptable collateral, generally United States government or agency securities. The Company and the Bank also are subject to
Section 23B of the Federal Reserve Act, which generally limits covered and other transactions among affiliates to terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the bank or its subsidiary as prevailing at the time for transactions with unaffiliated companies.

  Federal Reserve policy requires a bank holding company to act as a source of financial strength and to take measures to preserve and protect bank subsidiaries in situations where additional investments in a troubled bank may not otherwise be warranted. In addition, under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), where a bank holding company has more than one bank or thrift subsidiary, each of the bank holding company's subsidiary depository institutions are responsible for any losses to the FDIC as a result of an affiliated depository institution's failure. As a result, a bank holding company may be required to loan money to its subsidiaries in the form of capital notes or other instruments which qualify as capital under regulatory rules. However, any loans from the holding company to such subsidiary banks likely will be unsecured and subordinated to such bank's depositors and perhaps to other creditors of the bank.

  The Company is also regulated by the Georgia Department. The Financial Institutions Code requires annual registration with the Georgia Department by all Georgia bank holding companies. Such registration includes information with respect to the financial condition, operations and management of intercompany relationships of the bank holding company and its subsidiaries and related matters. The Georgia Department may also require such other information as is necessary to keep itself informed as to whether the provisions of Georgia law and the regulations and orders issued thereunder by the Georgia Department have been complied with.

BANK REGULATION

  As a Georgia bank whose deposits are insured by the FDIC's BIF maintained by the FDIC, the Bank is subject to regulation and examination by the Georgia Department and by its primary federal regulator, the FDIC. The Georgia Department and the FDIC regulate and monitor all of the Bank's operations, including reserves, loans, mortgages, payments of dividends, interest rates and the establishment of branches. Interest and certain other charges collected or contracted for by the Bank are subject to state usury laws and certain federal laws concerning interest rates.

  There are various statutory and contractual limitations on the ability of the Bank to pay dividends, extend credit or otherwise supply funds to the Company and its subsidiaries. Dividends from the Bank are expected to constitute the Company's major source of funds for any cash dividends to be paid on the Common Stock. Under Georgia law, the Georgia Department's approval of a dividend by the Bank is not required if each of the following conditions is met: (1) total classified assets at the most recent examination of the Bank do not exceed 80% of equity capital as reflected at such examination; (2) the aggregate amount of dividends to be paid in the calendar year does not exceed 50% of the Bank's net profits, after taxes but before dividends, for the previous year; and (3) the ratio of the Bank's equity capital to its adjusted total assets is not less than 6%.

  The FDIC has the general authority to limit the dividends paid by insured banks if such payment may be deemed to constitute an unsafe and unsound practice. The FDIC has indicated that paying dividends that deplete a state non-member bank's capital base to an inadequate level would be an unsound and unsafe banking practice. The FDIC regularly examines the Bank and has the authority to approve or disapprove the establishment of branches, mergers, consolidations and other similar corporate actions. Furthermore, the FDIC has the right to prevent or remedy unsafe or unsound banking practices or other violations of law.

  During its 1996 Session, the Georgia Legislature adopted legislation effective July 1, 1996, that permits, subject to the prior approval of the Georgia Department, banks in Georgia to establish new branch banks in up to three counties in Georgia. Statewide branching will be permissible after June 30, 1998. Branch banks established pursuant to the acquisition of existing depository institutions are not counted towards the three new branch bank limitation. Other legislation that was passed recently by the Georgia Legislature deletes the reciprocity requirements for interstate acquisitions, and will permit bank holding companies to enter Georgia by acquiring banks in Georgia that are at least five years old and banks to merge across state lines beginning July 1, 1997.

MORTGAGE BANKING REGULATION

  CMS is licensed and regulated as a "mortgage banker" by the Georgia Department. It is also qualified as a Freddie Mac seller/servicer and CMS must meet the requirements of such corporations and various private parties with which it conducts business, including warehouse lenders and those private entities to which it sells mortgage loans.

CAPITAL REQUIREMENTS

  The Federal Reserve and the FDIC have adopted risk-based capital guidelines for bank holding companies and national and state member banks. The guideline for a minimum ratio of capital to risk-weighted assets (including certain off-balance-sheet activities, such as standby letters of credit) is 8%. At least half of the total capital must consist of Tier 1 Capital, which includes common equity, retained earnings and a limited amount of qualifying preferred stock, less goodwill. The remainder may consist of subordinated debt, non qualifying preferred stock and a limited amount of any loan loss allowance ("Tier 2 Capital" and, together with Tier 1 Capital, "Total Capital").

  In addition, the federal agencies have established minimum leverage ratio guidelines for bank holding companies, national banks, and state member banks, which provide for a minimum leverage ratio of Tier 1 Capital to adjusted average quarterly assets ("leverage ratio") equal to 3%, plus an additional cushion of 100 to 200 basis points (i.e., 1%-2%) if the institution has less than the highest regulatory rating. The guidelines also provide that institutions experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve's guidelines indicate that the Federal Reserve will continue to consider a "Tangible Tier 1 Leverage Ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve and the FDIC have not advised the Company or the Bank of any specific minimum leverage ratio or Tangible Tier 1 Leverage Ratio applicable to them.

  The Federal Deposit Insurance Corporation Improvement Act of 1992 ("FDICIA"), among other things, requires the federal banking agencies to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." A depository institution's capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.

  All of the federal banking agencies have adopted regulations establishing relevant capital measures and relevant capital levels. The relevant capital measures are the Total Capital ratio, Tier 1 Capital ratio, and the leverage ratio. Under the regulations, a national or state member bank will be (i) well capitalized if it has a Total Capital ratio of 10% or greater, a Tier 1 Capital ratio of 6% or greater, and a leverage ratio of 5% or greater and is not subject to any order or written directive by a federal bank regulatory agency to meet and maintain a specific capital level for any capital measure, (ii) adequately capitalized if it has a Total Capital ratio of 8% or greater, a Tier 1 Capital ratio of 4% or greater, and a leverage ratio of 4% or greater (3% in certain circumstances) and is not well capitalized, (iii) undercapitalized if it has a Total Capital ratio of less than 8%, a Tier 1 Capital ratio of less than 4% (3% in certain circumstances), or (iv) critically undercapitalized if its tangible equity is equal to or less than 2% of average quarterly tangible assets.

  The Federal Reserve has adopted changes to its risk-based and leverage ratio requirements applicable to bank holding companies and state-chartered member banks that require that all intangibles, including core deposit intangibles, purchased mortgage servicing rights ("PMSR's") and purchased credit card relationships ("PCCR's") be deducted from Tier 1 Capital. The changes, however, grandfather identifiable assets (other than PMSR's and PCCR's) acquired on or before February 19, 1992, and permit the inclusion of readily marketable PMSR's and PCCR's to be included in Tier 1 Capital only up to the lesser of (i) 90% of their fair market value, and (ii) 100% of the remaining unamortized book value of such assets. The FDIC has adopted substantially similar regulations.

  As of September 30, 1997, the Company had Tier 1 Capital and total capital of approximately 11.70% and 12.30% of risk-weighted assets, and the Bank had Tier 1 Capital and total capital of approximately 10.90% and 11.70% of risk-weighted assets. As of September 30, 1997, the Company had a leverage ratio of Tier 1 Capital to total average assets of approximately 8.80% and the Bank had a leverage ratio of Tier 1 Capital to total average assets of approximately 8.60%.

  The Company has not been informed of a particular leverage capital requirement applicable to it, however, the Bank has agreed with the Georgia Department to maintain a leverage ratio of 8%.

  The Georgia Department also expects bank holding companies to maintain minimum levels of primary capital and adjusted primary capital on a consolidated basis (generally 5% of total assets). Under Georgia Department policies, the components of primary capital include common stock, perpetual preferred stock, surplus, undivided profits, mandatory convertible instruments, allowances for loan and lease losses, minority interests in consolidated subsidiaries and certain types of debt for loan and lease losses, minority interests in consolidated subsidiaries and certain types of debt instruments. While the Georgia Department's policies do not require the risk-weighing of assets as the Federal Reserve's risk-based capital rules do, the Georgia Department assumes that moderate degrees of risk exist. If it discovers high amounts of risk or significant non-banking activities, the Georgia Department may require higher capital ratios. Further, the written policies of the Georgia Department require that Georgia banks generally maintain a minimum ratio of primary capital to total assets of 6.0%.

  The table which follows sets forth certain capital information of the Company and Bank as of September 30, 1997:

                                CAPITAL ADEQUACY
                             (DOLLARS IN THOUSANDS)

                                              COMPANY                                   BANK
                              --------------------------------------   ----------------------------------------
                                     AMOUNT           PERCENTAGE           AMOUNT              PERCENTAGE
                              ---------------------------------------------------------------------------------
Leverage Ratio:
  Actual                           $8,451               8.80             $7,092                    8.60
  Minimum Required (1)              4,786               5.00             $6,617                    8.00 (2)

Risk-Based Capital:
Tier 1 Capital
  Actual                           $8,451              11.70             $7,092                   10.90
  Minimum Required                 $2,892               4.00             $2,595                    4.00

Total Capital:
  Actual                           $8,926              12.30             $7,567                   11.70
  Minimum Required                 $5,785               8.00             $5,189                    8.00

-----------------
(1) Represents the highest minimum requirement. Institutions that are contemplating acquisitions or are anticipating or experiencing significant growth may be required to maintain a substantially higher leverage ratio.

(2) Results from an agreement with the Georgia Department.

  Bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations, including a proposal to add an interest rate-risk component to risk-based capital requirements.

  On December 20, 1996, the FDIC adopted the Federal Financial Institutions Examination Council's ("FFIEC") updated statement of policy entitled "Uniform Financial Institutions Rating System" ("UFIRS") effective January 1, 1997.
UFIRS is an internal rating system used by the federal and state regulators for assessing the soundness of financial institutions on a uniform basis and for identifying those institutions requiring special supervisory attention. Under the previous UFIRS, each financial institution was assigned a confidential composite rating based on an evaluation and rating of five essential components of an institution's financial condition and operations including Capital adequacy, Asset quality, Management, Earnings, and Liquidity. The major changes include an increased emphasis on the quality of risk management practices and the addition of a sixth component of Sensitivity to market risk. For most institutions, the FDIC has indicated that market risk primarily reflects exposures to changes in interest rate. When regulators evaluate this component, consideration is expected to be given to management's ability to identify, measure, monitor and control market risk; the institution's size; the nature and complexity of its activities and its risk profile; and the adequacy of its capital and earnings in relation to its level of market risk exposure. Market risk is rated based upon, but not limited to, an assessment of the sensitivity of the financial institution's earnings or the economic value of its capital to adverse changes in interest rates, foreign exchange rates, commodity prices, or equity prices; management's ability to identify measure, and control exposure to market risk; and the nature and complexity of interest rate risk exposure arising from nontrading positions.

FDICIA

  FDICIA directs that each federal banking regulatory agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value for publicly traded shares, and such other standards as the agency deems appropriate. These standards are not expected to have any material effect on the Company and the Bank.

  FDICIA also contains a variety of other provisions that may affect the operations of the Company and the Bank, including new reporting requirements, regulatory standards for estate lending, "truth in savings" provisions, the requirement that a depository institution give 90 days' prior notice to customers and regulatory authorities before closing any branch, and a prohibition on the acceptance or renewal of brokered deposits by depository institutions that are not well capitalized or are adequately capitalized and have not received a waiver from the FDIC. Under regulations relating to brokered deposits, the Bank is well capitalized and not restricted.

  FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit a capital restoration plan for approval. For a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of 5% of the depository institution's total assets at the time it became undercapitalized and the amount necessary to bring the institution into compliance with applicable capital standards. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. If the controlling holding company fails to fulfill its obligations under FDICIA and files (or has filed against it) a petition under the federal Bankruptcy Code, the claim would be entitled to a priority in such bankruptcy proceeding over third party creditors of the bank holding company.

  Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

FDIC INSURANCE ASSESSMENTS

  The Bank is subject to FDIC deposit insurance assessments. The Bank's deposits are primarily insured by the FDIC Bank Insurance Fund ("BIF"). The FDIC utilizes a risk-based deposit insurance premium scheme to determine the
assessment rates for BIF-insured depository institutions.   Each financial
institution is assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized -- and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state regulators and other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC. During the year ended December 31, 1996, the Bank paid $7,759 in BIF deposit premiums.

  The FDIC's Board of Directors voted on May 6, 1996, to retain the 1996 BIF assessment schedule of 0 to 27 basis points (annual rates) for the second semiannual period of 1997, and on May 20, 1997, voted to collect an assessment against BIF-assessable deposits to be paid to the Financing Corporation ("FICO"). The Deposit Insurance Funds Act of 1996 (the "Funds Act") authorized FICO to levy assessments on BIF-assessable deposits at a rate equal to one-fifth of the FICO assessment rate that is applied to deposits assessable by the Savings Association Insurance Fund ("SAIF"). The actual assessment rates for FICO for 1997 have been set at 1.26 basis points on an annual basis for BIF-assessable deposits.

  BIF and SAIF assessment rates are designed to increase the reserve ratios (i.e., the ratios of reserves to insured deposits) of these funds to 1.25%. During 1995, the BIF reached 1.25%. As a result, the FDIC refunded BIF premiums in September 1995, and reduced BIF premiums with a nominal payment of $2,000 per year for the best-rated banks.

  EGRPRA also recapitalized the FDIC's Saving Association Insurance Fund ("SAIF") in order to bring it into parity with the Bank Insurance Fund ("BIF") of the FDIC. As part of this recapitalization, holdings of SAIF-insured deposits were subjected to a one-time special deposit insurance assessment. During 1996, the Bank held no SAIF deposits and was not subject to such special assessment.

COMMUNITY DEVELOPMENT ACT

  The Community Development Act has several titles. Title I provides for the establishment of community development financial institutions to provide equity investments, loans and development services to financially undeserved communities. A portion of this Title also contains various provisions regarding reverse mortgages, consumer protection for qualifying mortgages and hearings for home equity lending, among other things. Title II provides for small business loan securitization and securitizations of other loans, including authorizing a study on the impact of additional securities based on pooled obligations. Small business capital enhancement is also provided. Title III of the Act provides for paperwork reduction and regulatory improvement, including certain examination and call report issues, as well as changes in certain consumer compliance requirements, certain audit requirements and real estate appraisals, and simplification and expediting processing of bank holding company applications, merger applications and securities filings, among other things. It also provides for commercial mortgage-related securities to be added to the definition of a "mortgage-related security" in the Exchange Act. This will permit commercial mortgages to be pooled and securitized, and permit investment in such instruments without limitation by insured depository institutions. It also preempts state legal investment and blue sky laws related to qualifying commercial mortgage securities. Title IV deals with money laundering and currency transaction reports, and Title V reforms the national flood insurance laws and requirements.

COMMUNITY REINVESTMENT ACT

  The Company and the Bank are subject to the provisions of the Community Reinvestment Act of 1977, as amended (the "CRA") and the federal banking agencies' regulations thereunder. Under the CRA, all banks and thrifts have a continuing and affirmative obligation, consistent with its safe and sound operation to help meet the credit needs for their entire communities, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires a depository institution's primary federal regulator, in connection with its examination of the institution, to assess the institution's record in assessing and meeting the credit needs of the community served by that institution, including low- and moderate-income neighborhoods. The regulatory agency's assessment of the institution's record is made available to the public. Further, such assessment is required of any institution which has applied to:
(i) charter a national bank; (ii) obtain deposit insurance coverage for a newly-chartered institution; (iii) establish a new branch office that accepts deposits; (iv) relocate an office; or (v) merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. In the case of a bank holding company applying for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the records of each subsidiary depository institution of the applicant bank holding company, and such records may be the basis for denying the application. Following their most recent CRA examinations, the Bank received a "satisfactory" CRA rating.

  Under new CRA regulations, effective January 1, 1996, the process-based CRA assessment factors have been replaced with a new evaluation system that rates institutions based on their actual performance in meeting community credit needs. The evaluation system used to judge an institution's CRA performance consists of three tests: a lending test; an investment test; and a service test. Each of these tests will be applied by the institution's primary federal regulator taking into account such factors as: (i) demographic data about the community; (ii) the institution's capacity and constraints; (iii) the institution's product offerings and business strategy; and (iv) data on the prior performance of the institution and similarly-situated lenders. The new lending test, the most important of the three tests for all institutions other than wholesale and limited purpose (e.g., credit card) banks, will evaluate an institution's lending activities as measured by its home mortgage loans, small business and farm loans, community development loans, and, at the option of the institution, its consumer loans.

  Each of these lending categories will be weighted to reflect its relative importance to the institution's overall business and, in the case of community development loans, the characteristics and needs of the institution's service area and the opportunities available for this type of lending. Assessment criteria for the lending test will include: (i) geographic distribution of the institution's lending; (ii) distribution of the institution's home mortgage and consumer loans among different economic segments of the community; (iii) the number and amount of small business and small farm loans made by the institution; (iv) the number and amount of community development loans outstanding; and (v) the institution's use of innovative or flexible lending practices to meet the needs of low-to-moderate income individuals and neighborhoods. At the election of an institution, or if particular circumstances so warrant, the banking agencies will take into account in making their assessments lending by the institution's affiliates as well as community development loans made by the lending consortia and other lenders in which the institution has invested. As part of the new regulation, all financial institutions will be required to report data on their small business and small farm loans as well as their home mortgage loans, which are currently required to be reported under the Home Mortgage Disclosure Act.

  The investment test focuses on the institution's qualified investments within its service area that (i) benefit low-to-moderate income individuals and small businesses or farms, (ii) address affordable housing needs, or (iii) involve donations of branch offices to minority or women's depository institutions. Assessment of an institution's performance under the investment test is based upon the dollar amount of the institution's qualified investments, its use of innovative or complex techniques to support community development initiatives, and its responsiveness to credit and community development needs.

  The service test evaluates an institution's systems for delivering retail banking services, taking into account such factors as (i) the geographic distribution of the institution's branch offices and ATMs, (ii) the institution's record of opening and closing branch offices and ATMs, and (iii) the availability of alternative product delivery systems such as home banking and loan production offices in low-to-moderate income areas. The federal regulators also will consider an institution's community development service as part of the service test. A separate community development test will be applied to wholesale or limited purpose financial institutions.

  Institutions having total assets of less than $250 million, such as the Bank, will be evaluated under more streamlined criteria. In addition, a financial institution will have the option of having its CRA performance evaluated based on a strategic plan of up to five years in length that it had developed in cooperation with local community groups. In order to be rated under a strategic plan, the institution will be required to obtain the prior approval of its federal regulator.

  The interagency CRA regulations provide that an institution evaluated under a given test will receive one of five ratings for that test: outstanding, high satisfactory, low satisfactory, needs to improve, or substantial non-compliance. An institution will receive a certain number of points for its rating on each test, and the points are combined to produce an overall composite rating of either outstanding, satisfactory, needs to improve, or substantial noncompliance. Under the agencies' rating guidelines, an institution that receives an "outstanding" rating on the lending test will receive an overall rating of at least "satisfactory", and no institution can receive an overall rating of "satisfactory" unless it receives a rating of at least "low satisfactory" on its lending test. In addition, evidence of discriminatory or other illegal credit practices would adversely affect an institution's overall rating. Under the new regulations, an institution's CRA rating would continue to be taken into account by its primary federal regulator in considering various types of applications.

LEGISLATIVE AND REGULATORY CHANGES


  Various changes have been proposed with respect to restructuring and changing the regulation of the financial services industry. FIRREA required a study of the deposit insurance system. On February 5, 1991, the Department of the Treasury released "Modernizing the Financial System; Recommendations for Safer, More Competitive Banks." Among other matters, this study analyzed and made recommendations regarding reduced bank competitiveness and financial strength, overextension of deposit insurance, the fragmented regulatory system and the under-capitalized deposit insurance fund. It proposed restoring competitiveness by allowing banking organizations to participate in a full range of financial services outside of insured commercial banks. Deposit insurance coverage could be narrowed to promote market discipline. Risk based deposit insurance premiums were feasibility tested through an FDIC demonstration project using private reinsurers to provide market pricing for risk based premiums.

  The United States Supreme Court in 1995 and 1996 decided in Valic that
                                                              -----
national banks could sell annuities, and in Barnett Bank that national banks
                                            ------------
could sell other forms of insurance from towns of 5,000 or fewer population.
The State of Georgia generally prohibits bank-affiliates from selling insurance. However, in 1996, the Georgia Department of Insurance and the Georgia Department adopted regulations permitting the sales of certain other insurance products. The Bank has not exercised any activities permitted by these new regulations, but may do so in the future.

  Other legislative and regulatory proposals regarding changes in banking, and the regulation of banks, thrifts and other financial institutions and bank and bank holding company powers are being considered by the executive branch of the Federal government, Congress and various state governments, including Georgia. Among other items under consideration are changes in or repeal of the Glass-Steagall Act which separates commercial banking from investment banking, and changes in the BHC Act to broaden the powers of "financial services" companies to own and control depository institutions and engage in activities not closely
related to banking.   Certain of these proposals, if adopted, could
significantly change the regulation of banks and the financial services industry. It cannot be predicted whether any of these proposals will be adopted, and, if adopted, how these proposals will affect the Company.

FISCAL AND MONETARY POLICY

  Banking is a business which depends on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank's earnings. Thus, the earnings and growth of the Company and the Bank will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve, and the reserve requirements on deposits. The nature and timing of any changes in such policies and their effect on the Bank cannot be predicted.

                        SHARES ELIGIBLE FOR FUTURE SALE

  If all Shares offered are sold, 861,354 shares of the Company's Common Stock will be outstanding. The 135,000 Shares offered hereby will be freely tradable without restriction or further registration unless purchased by "affiliates" of the Company. As defined in Commission Rule 144 under the Securities Act, an "affiliate" of an issuer is a person who directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such issuer, and generally includes members of the Board of Directors of the Company and the Bank, executive officers of the Company and the Bank, and holders of 5% or more of the Company's Common Stock.

  In general, under Rule 144, as currently in effect, any affiliate of the Company who purchases Shares pursuant to this Offering is entitled to sell within any three-month period, a number of Shares that does not exceed the greater of 1% of the outstanding shares of the Company's Common Stock (8,614 shares immediately after the Offering), or the average weekly trading volume in the Company's Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements, and the availability of current public information about the Company. Following the Expiration Date of this Offering, the Company intends to file with the Commission periodic reports that provide the "current public information" required by Rule 144. A shareholder (or shareholders whose shares are aggregated) who has not been an affiliate of the Company for at least 90 days prior to a proposed sale transaction, and who has beneficially owned "restricted securities" for at least two years is entitled to sell such Shares under Rule 144 without regard to the value or other limitations described above.

  Upon the completion of the Offering, there will be outstanding options to purchase approximately 55,200 shares of Common Stock pursuant to employee stock options and director stock options. Each of the outstanding options has or will become fully vested after a period of three years. For additional information regarding these options, see "Financial Statements and Supplementary Data--
Note 7."

  No active trading market exists for the Common Stock, and the Company has no reason to believe that a more active trading market will develop in the foreseeable future. There are no present plans for the Common Stock to be listed or qualified for trading on any stock exchange or in the over-the-counter market. There are currently two independent market makers in the Common Stock. As a result, no prediction can be made of the effect, if any, that this Offering will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of such shares, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of equity securities. See "Risk Factors."

                      DESCRIPTION OF COMPANY CAPITAL STOCK

  The following information concerning the Company's capital stock summarizes certain provisions of the Company's Articles and Bylaws and certain statutes regulating the rights of holders of Company capital stock. The information does not purport to be a complete description of such matters and is qualified in all respects by the provisions of the Company's Articles and Bylaws and the corporate laws of the State of Georgia.

COMMON STOCK

  General. The Company's Articles authorize the Company's Board of Directors to issue a maximum of 2,500,000 shares of Common Stock. As of the date of this Prospectus, 726,354 shares of Common Stock were issued and outstanding. In addition, a total of approximately 55,200 shares were subject to outstanding employee stock options and director stock options.

  Voting Rights. The holders of Common Stock are entitled to one vote per share and are not entitled to cumulative voting rights in the election of directors. As a result, the holders of more than 50% of the shares of the Common Stock voting in the election of directors (subject to the voting rights of any preferred shares then outstanding) can elect all of the directors then standing for election if they choose to do so and, in such event, the holders of the remaining less than 50% of the shares voting for the election of directors are not able to elect any person or persons to the Board.

  Classified Board. The Company's Board of Directors is divided into three classes with as equal a number of directors in each class as possible. Directors elected by the shareholders to each class are serving or will serve three-year terms of office.

  The classification of directors has the effect of making it more time-consuming to change majority control of the Company's Board of Directors. At least two shareholder meetings, instead of one, will be required to effect a change in the majority control of the Board of Directors, except in the event of vacancies resulting from removal for cause or other reason (in which case the remaining directors would fill the vacancies so created). The longer time required to elect a majority of a classified board also helps to assure continuity and stability of the Company's management and policies, since a majority of the directors at any given time will have prior experience as directors of the Company.

  The classified board is intended to encourage persons seeking to acquire control of the Company, through a proxy contest or otherwise, to initiate such an acquisition through arms-length negotiations with the Company's management and Board of Directors. The classified board could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company's Shareholders or favored by a majority of the Company's shareholders. In addition, since the classified board is designed in part to discourage accumulations of large blocks of the Company's Common Stock by purchasers whose objective is to have such stock repurchased by the Company at a premium, the classified board could tend to reduce the temporary fluctuation in the market price of the Common Stock which could be caused by such accumulation. Accordingly, holders of the Common Stock could be deprived of certain opportunities to sell their shares at a temporarily higher market price.

  Transactions with Interested Shareholders. The Company's Articles require the affirmative vote of the holders of at least two-thirds of all the shares of the Company's voting stock not owned by an Interested Shareholder (as defined below) for the approval of a business combination, merger, consolidation, lease, sale of assets, reclassification of securities or certain other transactions with an Interested Shareholder. An "Interested Shareholder" means any person (including such person's affiliates) who is the beneficial owner of 15% or more of the Company's outstanding stock.

  The Company believes that the provisions relating to Interested Shareholder transactions encourage persons seeking control of the Company to consult with the Board of Directors, thus enabling the Board of Directors to negotiate and give due consideration on behalf of the Company's shareholders and other constituencies as to the merits of any offer which may be made. These provisions also grant the Company and its Board of Directors the maximum flexibility to respond to initiatives from others and to pursue acquisition opportunities for the Company using authorized but unissued shares. These provisions protect the Company and its shareholders from unsolicited, hostile takeover attempts, which are costly and detract from the Company's efforts to serve its communities pursuant to its successful, long-term plan, and to thereby best serve the shareholders.

  Takeovers or changes in management of the Company which are proposed and effected without prior consultation and negotiation with the Company's management are not necessarily detrimental to the Company and its shareholders. However, the Board of Directors believes that the benefits of seeking to protect the Company's ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals.

  Nonetheless, the Interested Shareholder provisions make more difficult or otherwise discourage attempts to take control of the Company by a holder of a substantial block of the Company's capital stock, without the prior negotiation with the Company's Board of Directors and, therefore, could have the effect of entrenching incumbent management.

  Dividend Rights. Subject to any preferences of preferred shares then outstanding, each share of Company Common Stock is entitled to participate equally in dividends as and when declared by the Board of Directors out of funds legally available therefor. Generally, cash dividends may not render the Company insolvent. See "Market Information and Dividends."

  Preemptive Rights. The holders of the Company's Common Stock do not have any preemptive or preferential right to purchase or to subscribe for any additional shares of Common Stock or any other securities that may be issued by the Company.

  Assessment and Redemption. The shares of Common Stock presently outstanding are fully paid and nonassessable. There is no provision for redemption or conversion of the Company's Common Stock.

  Liquidation Rights. In the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Company's Common Stock (and the holders of any class or series of stock entitled to participate with the Company's Common Stock in the distribution of assets) will be entitled to share ratably in any of the net assets or funds which are available for distribution to shareholders, after the satisfaction of all liabilities, or after adequate provision is made therefor and after distribution to holders of any class of stock having preference over the Company's Common Stock in the case of liquidation.

PREFERRED STOCK.

  General. The Company's Articles authorize the Board of Directors, without further shareholder action, to issue from time to time, a maximum of 1,000,000 shares of preferred stock, $1.00 par value, in one or more series, upon such terms, at such times and for such consideration as the Company's Board of Directors may determine. Each such series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as are established by the Company's Board of Directors. The Company had not issued any shares of its preferred stock as of the date of this Prospectus. Any shares of preferred stock issued in the future may have priority over previously issued shares of Common Stock as to payment of dividends and upon liquidation.

  Anti-Takeover Considerations. The Company's organizers authorized the preferred stock without a view toward its use in any shareholder rights plan or other measure which has as its primary purpose making a takeover or change in control of the Company more difficult. However, the terms of any preferred instrument, as is the case with any financial instrument, could have the effect of discouraging persons who might otherwise seek to attempt to acquire the Company or control or affect its management or policies.

                                 LEGAL MATTERS

  The legality of the Shares of Common Stock to be issued in the Offering has been passed upon by Alston & Bird LLP, Atlanta, Georgia.

                                    EXPERTS

  The consolidated financial statements of the Company as of and for the years ended December 31, 1996 and 1995 have been included herein and in the registration statement in reliance upon the report of Mauldin & Jenkins, LLC, independent certified public accountants, appearing elsewhere herein and upon the authority of such firm as experts in accounting and auditing.

                                INDEMNIFICATION

  The GBCC permits, under certain circumstances, the indemnification of officers, directors, employees and agents of a corporation with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his action in such capacity for, or at the request of, such corporation. To the extent that such person is successful in defending any such suit, Georgia law provides that he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  The Company's Bylaws provide for the indemnification of the Company's directors, officers, employees and agents in accordance with the GBCC. Georgia law also provides that, with certain exceptions, the above rights will not be deemed exclusive of other rights of indemnification contained in any Bylaw, resolution or agreement approved by the holders of a majority of the Company's voting stock. The Company's Bylaws provide that the Company may purchase and maintain insurance on behalf of directors, officers, employees and agents, as well as others serving at their request, against any liabilities asserted against such persons whether or not the Company would have the power to indemnify such persons against such liability under the GBCC. The Company has purchased and maintains such insurance.


  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

  As permitted under Georgia law, the Company's Articles provide that a director shall not be personally liable to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, except for liability (a) for any appropriation, in violation of his duties, of any business opportunity of the corporation, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions, or (d) for any transaction from which the director received an improper personal benefit.

  Under Article Nine of its Bylaws, the Company is required to indemnify its directors and officers (and may indemnify its other employees and agents) against the obligation to pay judgments, fines, penalties, amounts paid in settlement, and reasonable expenses, including attorney's fees, resulting from any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, if the actions of the party being indemnified met the standards of conduct specified therein. Determination concerning whether or not the applicable standard of conduct has been met (and authorization to indemnify employees and agents) shall be made by (a) the Board of Directors by a majority vote of a quorum consisting of disinterested directors, (b) a majority vote of a committee of disinterested directors, (c) independent legal counsel, or (d) an affirmative vote of a majority of shares held by the disinterested shareholders. No indemnification shall be made by or on behalf of a corporate director, officer, employee or agent (i) in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation or (ii) in connection with any other proceeding in which such person was adjudged liable on the basis that he improperly received a personal benefit.

                  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                         INDEX TO FINANCIAL STATEMENTS

                                                                                           Page
                                                                                           ----

  Consolidated Balance Sheet as of September 30, 1997 (unaudited)                          F-2

  Consolidated Statements of Income for the quarters ended September 30, 1997 and September 30, 1996 and the six months ended September 30, 1997
      and September 30, 1996 (unaudited)                                                   F-3

  Consolidated Statements of Cash Flows for the six months ended September 30, 1997 and
      September 30, 1996 (unaudited)                                                       F-4

  Notes to Consolidated Financial Statements (unaudited)                                   F-5

  Independent Auditors' Report                                                             F-8

  Consolidated Balance Sheets as of December 31, 1996 and 1995                             F-9

  Consolidated Statements of Income for the years ended December 31, 1996 and 1995         F-10

  Consolidated Statements of Shareholders' Equity for the years ended
      December 31, 1996 and 1995                                                           F-11

  Consolidated Statements of Cash Flows for the years ended December 31, 1996 and 1995     F-12

  Notes to Consolidated Financial Statements                                               F-14


   UNAUDITED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTH PERIODS ENDED
                               SEPTEMBER 30, 1997

CRESCENT BANKING COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

                                                                  SEPTEMBER 30,
                                                                      1997
                                                                  -------------
ASSETS
Cash and due from banks                                            $  3,061,099
Federal funds sold                                                      710,000
Interest bearing deposits in other banks                                564,309
Securities available for sale                                           940,975
Securities held for investment, at cost (fair value of
 approximately $1,717,660, at September 30, 1997 and $749,386 at
 December 31, 1996)                                                   1,728,739
Mortgage loans held for sale                                         54,813,319
Loans                                                                35,534,901
Less allowance for loan losses                                         (475,078)
                                                                   ------------
 Loans, net                                                          35,059,823

Premises and equipment, net                                           2,180,354
Other real estate                                                       151,909
Purchased mortgage servicing rights                                   4,144,342
Other assets                                                          1,963,924
                                                                   ------------

                                                                   $105,318,793
                                                                   ============
LIABILITIES
Deposits
   Noninterest-bearing demand deposits                             $ 12,120,174
   Interest-bearing demand                                           13,312,667
   Savings                                                            1,438,191
   Time, $100,000 and over                                            9,132,062
   Other time                                                        27,065,134
                                                                   ------------
     Total deposits                                                  63,068,228

Drafts payable                                                       14,034,849
Deferred taxes payable                                                1,303,111
Accrued interest and other liabilities                               11,218,265
Other borrowings                                                     17,243,752
                                                                   ------------

     Total liabilities                                               96,868,205

SHAREHOLDERS' EQUITY
Common stock, par value $1.00; 2,500,000 shares authorized;
 Issued and outstanding shares - 706,354 at 9/30/97 and 704,854
 at 12/31/96                                                            706,354
Surplus                                                               6,369,186
Retained earnings                                                     1,411,139
Less cost of 3,334 shares acquired for the treasury                     (36,091)
                                                                   ------------
Total shareholders' equity                                            8,450,588
                                                                   ------------
                                                                   $105,318,793
                                                                   ============

CRESCENT BANKING COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

                                                      FOR THE THREE MONTHS ENDED        FOR THE NINE MONTHS ENDED
                                                        1997            1996             1997            1996
                                                     ----------      ----------        ----------      ---------
Interest income

Interest and fees on loans                              939,312         677,781         2,498,529      2,023,225
Interest and fees on mortgage loans held for sale     1,139,377         502,660         2,677,881      1,662,542
Interest on securities:
Taxable                                                  34,995          19,496            88,403         67,859
Nontaxable                                                3,888           3,838            11,514         11,514
Interest on deposits in other banks                      18,098          18,447            48,965         56,342
Interest on Federal funds sold                           21,378          15,692            71,665         48,899
                                                     ----------      ----------        ----------      ---------
                                                      2,157,048       1,237,914         5,396,957      3,870,381
Interest expense
Interest on deposits                                    696,646         526,146         1,936,096      1,482,013
interest on other borrowings                            184,694          17,762           342,851         60,056
                                                     ----------      ----------        ----------      ---------
                                                        881,340         543,908         2,278,947      1,542,069

Net interest income                                   1,275,708         694,006         3,118,010      2,328,312
Provision for loan losses (Note 4)                       67,800               0           143,120
                                                     ----------      ----------        ----------      ---------
Net interest income after provision for loan losses   1,207,908         694,006         2,974,890      2,328,312

Other income
Service charges on deposit accounts                      52,011          46,864           158,861        144,789
Mortgage servicing fee income                           253,308         189,090           741,593        508,681
Gestation fee income                                    346,957         205,210           917,665        714,580
Gains on sale of mortgage servicing rights              984,711         262,990         1,650,248        624,345
Gains on sale of mortgage loans held for sale           232,324         286,821           850,508        947,429
Other                                                    27,301          23,739            46,107         48,498
                                                     ----------      ----------        ----------      ---------
                                                      1,896,612       1,014,714         4,364,982      2,988,322

Other expenses
Salaries and employee benefits                        1,000,936         670,682         2,734,469      2,037,012
Net occupancy and equipment expense                      99,428         103,660           274,646        271,160
Supplies, postage, and telephone                        169,448          95,615           468,266        311,756
Advertising                                             144,024          77,608           420,772        239,641
Insurance expense                                        21,272          18,976            67,542         66,077
Depreciation and amortization                           217,257         207,787           629,899        530,359
Legal and professional                                  240,577         140,389           586,785        498,831
Director fees                                            33,350          32,900            98,200         81,350
Mortgage subservicing expense                            77,570          67,643           235,709        187,907
Other                                                   149,808         105,013           351,725        343,631
                                                     ----------      ----------        ----------      ---------
                                                      2,153,670       1,520,273         5,868,013      4,567,724

Income before income taxes                              950,850         188,447         1,471,859        748,910
Applicable income taxes                                 381,270          94,264           583,768        323,733
                                                     ----------      ----------        ----------      ---------

Net income                                              569,580          94,183           888,091        425,177
                                                     ==========      ==========        ==========      =========

Per share of common stock
Net income                                           $     0.81      $     0.13        $     1.26      $    0.60
Cash dividends                                       $     0.06              --        $     0.18             --
Weighted average shares outstanding                     706,354         704,854           705,431        704,854

CRESCENT BANKING COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

OPERATING ACTIVITIES
Net Income                                                  $    888,091    $    425,177
Adjustments to reconcile net income to net
 cash provided by (used in) operating activities:
   Provision for loan loss                                       143,120
   Depreciation and amortization                                 629,899         530,359
   Provision for deferred taxes                                  581,872         299,073
   Gains on sales of mortgage servicing rights                (1,650,248)       (624,345)
   Increase in mortgage loans held for sale                  (21,816,651)    (10,252,144)
   Increase in interest receivable                              (188,259)       (124,896)
   Increase (decrease) in drafts payable                      11,596,116      (1,092,898)
   Increase (decrease) in interest payable                         4,066         (47,970)
   Increase in other assets and liabilities, net                 (63,829)       (492,026)
                                                                            ------------
                                                      ----------------------------------

Net cash used in operating activities                         (9,875,823)    (11,379,670)

INVESTING ACTIVITIES
Net decrease in interest-bearing deposits
 in other banks                                                 (487,606)      3,468,361
Acquisition of securities available for sale                    (250,000)
Proceeds from sale of securities available for sale              191,500
Acquisition of securities held to maturity                    (1,865,661)
Proceeds from maturities of securities held to maturity           47,610          38,626
Proceeds from sale of securities held to maturity                837,942
Acquisition of purchased mortgage servicing rights            (5,036,755)     (3,806,176)
Proceeds from sales of purchased mortgage
 servicing rights                                              6,216,069       4,958,381
Increase in Federal funds sold, net                             (140,000)      1,020,000
Net increase in loans                                         (6,462,805)     (3,425,639)
Purchase of premises and equipment                              (183,182)       (177,316)

                                                      ----------------------------------
Net cash provided by (used in) investing activities           (7,132,888)      2,076,237

FINANCING ACTIVITIES
Net increase in deposits                                       7,322,320       9,016,707
Net increase in mortgage warehouse line of credit              9,846,997         1650000
Proceeds from exercise of stock options                           15,000              --
Dividends paid                                                  (126,371)
                                                      ----------------------------------

Net cash provided by financing activities                     17,057,946      10,666,707

Net increase in cash and cash equivalents                         49,235       1,363,274
Cash and cash equivalents at beginning of year                 3,011,864       1,791,026

Cash and cash equivalents at end of year                    $  3,061,099    $  3,154,300


Supplemental Disclosure of Cash Flow Information
  Cash paid during period for interest                      $  2,274,881    $  1,590,039

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 1997


NOTE A --- GENERAL

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulations S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary for a fair presentation of the financial position and results of operations of the interim periods have been made. All such adjustments are of a normal recurring nature. Results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results of operations for the full year or any interim periods.


NOTE B --- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organizational costs: The expenses associated with the formation of the Company
---------------------
were paid by the Company and capitalized as organizational costs and are being amortized on the straight-line method over five years.

Earnings per share: Earnings per share have been computed using the weighted
-------------------
average number of shares outstanding during each period.

Cash flow information: For purposes of the statements of cash flows, cash
----------------------
equivalents include amounts due from banks and federal funds sold.

Reclassifications:  Certain amounts as previously reported have been
------------------
reclassified to conform to the current period presentation.


NOTE C --- SERVICING PORTFOLIO

The Company services residential loans for various investors under contract for a fee. As of September 30, 1997, the Company had purchased loans for which it provides servicing with principal balances totaling $419.9 million. The Company sold $449.1 million of mortgage servicing rights in the nine months of 1997 for a net gain of $1.6 million.

NOTE D --- INCOME TAXES

The Company uses the liability method of accounting for income taxes as required by FASB statement number 109, "Accounting for Income Taxes".

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant temporary differences which create deferred tax assets and liabilities at January 1, 1997 are outlined in the table below. Net deferred income tax liabilities of $1,303,1 1 1 and $721,239 at September 30, 1997 and December 31, 1996, respectively, are included in other liabilities.

     Deferred assets:

          Allowance for loan losses                     $   52,864
          Net operating loss carryforward                  549,801
          Alternative minimum tax carryforward              42,084
          Other                                              5,018
                                                        ----------
                                                           649,767
                                                        ----------

     Deferred liabilities:

          Purchased mortgage servicing rights           $1,206,433
          Tax over book depreciation                       153,025
          Other                                             11,548
                                                        ----------
                                                         1,371,006
                                                        ----------

          Net deferred tax liabilities                  $ (721,239)
                                                        ==========

NOTE E --- RECENT ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 125 was amended by SFAS No. 127, which defers the effective date of certain provisions of SFAS No. 125 until Jan 1, 1998. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers that are secured borrowings. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

The FASB has issued SFAS No. 128, "Earnings Per Share". SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15 "Earnings Per Share" and specifies the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock or potential issuable common stock. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the diluted EPS computation. SFAS No. 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. The impact on the Company's financial statements of the provisions of SFAS No. 128 is not expected to be material.

The FASB has issued SFAS No. 129, "Disclosure of Information about Capital Structure". SFAS No. 129 is effective for financial statements for periods ending after December 15, 1997. The Company does not expect that SFAS No. 129 will require significant revision of prior disclosures since SFAS No. 129 lists required disclosures that had been included in a number of previously existing separate statements or opinions.

The FASB has issued SFAS No. 130, "Reporting Comprehensive Income". This statement established standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. SFAS No. 130 requires all items that are required to be recognized under accounting standards as components or comprehensive income to be reported in a financial statement that is displayed in equal prominence with the other financial statements. The term "comprehensive income" is used in the SFAS to describe the total of all components of comprehensive income including net income. "Other comprehensive income" refers to revenues, expenses, gains and losses that are included in comprehensive income but excluded from earnings current accounting standards. Currently, "other comprehensive income" for the Company consists of items previously recorded directly in equity under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 130 is effective for financial statements beginning after December 15, 1997.

The FASB has issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. It also established standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company does not expect that SFAS No. 131 will require significant revision of prior disclosures.

                          INDEPENDENT AUDITOR'S REPORT


TO THE BOARD OF DIRECTORS
CRESCENT BANKING COMPANY AND SUBSIDIARIES
JASPER, GEORGIA


  We have audited the accompanying consolidated balance sheets of the CRESCENT BANKING COMPANY AND SUBSIDIARIES as of December 31, 1996 and 1995 and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crescent Banking Company and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                        Mauldin & Jenkins, LLC



Atlanta, Georgia
February 21, 1997

                            CRESCENT BANKING COMPANY
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                    Assets                                  1996             1995
                                    ------                              -----------      -----------
Cash and due from banks                                                 $ 3,011,864      $ 1,791,026
Interest-bearing deposits in banks                                           76,703        3,551,138
Federal fund sold                                                           570,000        1,020,000
Securities available-for-sale                                               882,475          902,175
Securities held-to-maturity, fair value of $749,386 and $797,710            748,630          802,233
Mortgage loans held for sale                                             32,996,668       17,361,494
Loans                                                                    28,500,400       24,200,956
Less allowance for loan losses                                              335,515          566,071
                                                                        -----------      -----------
     Loans, net                                                          28,164,888       23,634,885
Premises and equipment                                                    2,195,828        2,182,169
Other real estate owned                                                     727,159          150,000
Purchased mortgage servicing rights                                       4,093,493        4,510,966
Other assets                                                              1,184,644        1,477,580
                                                                        -----------      -----------
     TOTAL ASSETS                                                       $74,652,352      $57,383,666
                                                                        ===========      ===========

               LIABILITIES AND SHAREHOLDERS' EQUITY
               ------------------------------------
Deposits
  Noninterest-bearing demand                                            $12,655,027      $ 7,643,492
  Interest-bearing demand                                                11,547,662        9,770,708
  Savings                                                                 1,366,145        1,234,616
  Time, $100,000 and over                                                 6,857,157        5,859,788
  Other time                                                             23,319,917       15,989,405
                                                                        -----------      -----------
     Total deposits                                                      55,745,908       40,498,009
Drafts payable                                                            2,438,733        8,766,438
Other liabilities                                                           675,849          636,217
Deferred taxes                                                              721,239          357,405
Other borrowings                                                          7,396,755              --
                                                                        -----------      -----------
     TOTAL LIABILITIES                                                   66,978,484       50,258,069
                                                                        -----------      -----------

Commitments and contingent liabilities                                          --               --

Shareholders' equity
  Preferred stock, par value $1; 1,000,000 shares authorized,
     no shares issued or outstanding                                            --               --
  Common stock, par value $1; 2,500,000 shares authorized;
     704,854 issued and outstanding                                         704,854          704,854
  Capital surplus                                                         6,355,686        6,355,686
  Retained earnings                                                         649,419          101,148
  Treasury stock, 3,334 shares                                              (36,091)         (36,091)
                                                                        -----------      -----------
     TOTAL SHAREHOLDERS' EQUITY                                           7,673,868        7,125,597
                                                                        -----------      -----------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                         $74,652,352      $57,383,666
                                                                        ===========      ===========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            CRESCENT BANKING COMPANY
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                         1996           1995
                                                      ----------     ----------
INTEREST INCOME
Loans                                                 $2,830,673     $2,002,249
Mortgage loans held for sale                           2,236,949      1,731,570
Taxable securities                                        93,162         84,429
Nontaxable securities                                     15,353          1,706
Deposits in banks                                         77,001        166,263
Federal funds sold                                        80,521        154,542
                                                      ----------     ----------
     TOTAL INTEREST INCOME                             5,333,659      4,140,759
                                                      ----------     ----------
INTEREST EXPENSE
 Deposits                                              2,067,996      1,528,710
 Other borrowings                                         93,686          6,780
                                                      ----------     ----------
     TOTAL INTEREST EXPENSE                            2,161,682      1,535,490
                                                      ----------     ----------

     NET INTEREST INCOME                               3,171,977      2,605,269
PROVISION FOR LOAN LOSSES                                      -        496,937
                                                      ----------     ----------
     NET INTEREST INCOME AFTER PROVISION
     FOR LOAN LOSSES                                   3,171,977      2,108,332
                                                      ----------     ----------
OTHER INCOME
 Service charges on deposit accounts                     193,300        171,389
 Gestation fee income                                    989,350        559,500
 Mortgage servicing fee income                           735,336      1,003,850
 Gains on sales of purchased
  mortgage servicing rights                              884,457        920,408
 Gains on sales of mortgage loans held for sale        1,154,026        680,149
 Other operating income                                   52,903         63,984
                                                      ----------     ----------
     TOTAL OTHER INCOME                                4,009,372      3,399,280
                                                      ----------     ----------

OTHER EXPENSES
 Salaries and employee benefits                        2,689,768      2,359,579
 Equipment and occupancy expenses                        651,827        478,789
 Other operating expenses                              2,862,917      2,520,687
                                                      ----------     ----------
     TOTAL OTHER EXPENSES                              6,204,512      5,359,055
                                                      ----------     ----------

     INCOME BEFORE INCOME TAXES                          976,837        148,557

INCOME TAX EXPENSE                                       393,489         59,423
                                                      ----------     ----------
     NET INCOME                                       $  583,348     $   89,134
                                                      ==========     ==========

NET INCOME PER SHARE OF COMMON STOCK                       $0.83          $0.13
                                                      ==========     ==========

WEIGHTED AVERAGE SHARES OUTSTANDING                      701,520        703,037
                                                      ==========     ==========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            CRESCENT BANKING COMPANY
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                     COMMON STOCK                                        TREASURY STOCK
                                ------------------------                              ---------------------       TOTAL
                                                           CAPITAL       RETAINED                              SHAREHOLDERS
                                SHARES     PAR VALUE       SURPLUS       EARNINGS       SHARES       COST         EQUITY
                               -------     --------       ----------     ---------      -----     ---------       ----------
BALANCE, DECEMBER 31, 1994     704,254     $704,254       $6,350,286     $ 188,153          -     $      -        $7,242,693
Net income                           -            -                -        89,134          -            -            89,134
Cash dividends declared,
  $.25 per share                     -            -                -      (176,139)         -            -          (176,139)
Exercise of stock options          600          600            5,400             -          -            -             6,000
Purchase of treasury stock           -            -                -             -      3,334      (36,091)          (36,091)
                               -------     --------       ----------     ---------      -----     --------        ----------
BALANCE, DECEMBER 31. 1995     704,854      704,854        6,355,686       101,148      3,334      (36,091)        7,125,597
Net income                           -            -                -       583,348          -            -           583,348
Cash dividends declared,
  $.05 per share                     -            -                -       (35,077)         -            -           (35,077)
                               -------     --------       ----------     ---------      -----     --------        ----------
BALANCE, DECEMBER 31, 1996     704,854     $704,854       $6,355,686     $ 649,419      3,334     $(36,091)       $7,673,868
                               =======     ========       ==========     =========      =====     ========        ==========


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            CRESCENT BANKING COMPANY
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                               1996              1995
                                                          ------------      ------------
OPERATING ACTIVITIES
 Net income                                               $    583,348      $     89,134
 Adjustments to reconcile net income to net cash
     provided by (use in) operating activities:
     Depreciation                                              247,003           180,105
     Amortization of purchased mortgage servicing
          rights                                               441,151           545,853
     Provision for loan losses                                       -           496,937
     Provision for losses on other real estate owned            25,000                 -
     Deferred income taxes                                     363,834            58,243
     Gains on sales of purchased mortgage servicing
          rights                                              (884,457)         (920,408)
     Net increase in mortgage loans held for sale          (15,635,174)       (3,335,142)
     Increase (decrease) in drafts payable                  (6,327,705)        7,486,845
     (Increase) decrease in interest receivable                 79,703          (150,264)
     Increase (decrease) in interest payable                   (27,302)           48,415
     Other operating activities                                280,167          (694,036)
                                                          ------------      ------------

     Net cash provided by (used in) operating activities   (20,854,432)        3,805,682
                                                          ------------      ------------

INVESTING ACTIVITIES
 Proceeds from sales of securities available-for-sale           19,700                 -
 Purchases of securities held-to-maturity                            -          (345,000)
 Proceeds from maturities of securities held-to-maturity        53,603            76,404
 Net decrease in Federal funds sold                            450,000           480,000
 Net (increase) decrease in interest-bearing deposits in
     banks                                                   3,474,435        (2,327,806)
 Net increase in loans                                      (5,132,162)       (8,146,274)
 Purchase of premises and equipment                           (260,662)         (358,482)
 Acquisition of purchased mortgage servicing rights         (5,040,376)       (5,293,161)
 Proceeds from sale of purchased mortgage servicing
     rights                                                  5,901,155         5,547,286
                                                          ------------      ------------

     Net cash used in investing activities                    (534,307)      (10,367,033
                                                          ------------      ------------

                            CRESCENT BANKING COMPANY
                                AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

FINANCING ACTIVITIES
 Net increase in deposits                                   15,247,899       6,342,902
 Proceeds from other borrowings                            112,596,755               -
 Repayment of other borrowings                            (105,200,000)        (22,444)
 Dividends paid                                                (35,077)       (176,139)
 Proceeds from exercise of stock options                             -           6,000
 Purchase of treasury stock                                          -         (36,091)
                                                         -------------      ----------

     Net cash provided by financing activities              22,609,577       6,114,228
                                                         -------------      ----------

Net increase (decrease in cash and due from banks)       $   1,220,838      $ (447,123)

Cash and due from banks at beginning of year                 1,791,026       2,238,149
                                                         -------------      ----------

Cash and due from banks at end of year                   $   3,011,864      $1,791,026
                                                         =============      ==========

SUPPLEMENTAL DISCLOSURES
 Cash paid for:

     Interest                                            $   2,188,984      $1,487,075

     Income taxes                                        $      29,331      $     -


NONCASH TRANSACTION
 Principal balances of loans transferred to other real
     estate                                              $     602,159      $     -


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            CRESCENT BANKING COMPANY
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF BUSINESS

           Crescent Banking Company (the "Company") provides a full range of banking services to individual and corporate customers through its subsidiary, Crescent Bank and Trust Company (the "Bank") in Jasper, Pickens County, Georgia and the surrounding areas. The Company also provides mortgage loan origination and servicing to customers throughout the southeastern United States. The Company is involved in additional mortgage loan servicing activities through its subsidiary, Crescent Mortgage Services, Inc. ("Crescent Mortgage"). Crescent Mortgage, located in Atlanta, Georgia, provides mortgage loan servicing to customers throughout the southeastern United States and, in December 1996, established operations to provide mortgage loan servicing to customers throughout the northeastern United States.

         BASIS OF PRESENTATION

           The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and accounts are eliminated in consolidation.

           The accounting and reporting policies of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

         CASH AND DUE FROM BANKS

           Cash on hand, cash items in process of collection, and amounts due from banks are included in cash and due from banks.

           The Company maintains amounts due from banks which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

         SECURITIES

           Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Equity securities without a readily determinable fair value are carried at cost.

           Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sales of securities are determined using the specific identification method.

         MORTGAGE LOANS HELD FOR SALE

           The Company originates first mortgage loans with the intention to sell the loans in the secondary market. These loans are usually held for a period of less than thirty days prior to delivery to investors. Due to the short period these loans are held, they are reported at cost which approximates fair value. Interest collected on these loans during the period they are held in inventory is included in interest income. Income from the sale of these loans is recognized at the time of sale and is determined by the difference between net sales proceeds and the book value of the loans.

         LOANS

           Loans are carried at their principal amounts outstanding less the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding.

           Loan origination fees and certain direct costs of loans are recognized at the time the loan is recorded. Because net origination loan fees and costs are not material, the results of operations are not materially different than the results which would be obtained by accounting for loan fees and costs in accordance with generally accepted accounting principles.

           The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

           The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Interest income is subsequently recognized only to the extent cash payments are received.

           A loan is impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

         PREMISES AND EQUIPMENT

           Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

         OTHER REAL ESTATE OWNED

           Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of the recorded amount of the loan or fair value of the properties less estimated selling costs. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Subsequent gains or losses on sale and any subsequent adjustment to the value are recorded as other expenses.

         PURCHASED MORTGAGE SERVICING RIGHTS

           Purchased mortgage servicing rights represent the cost of acquiring the rights to service mortgage loans. Those rights are being amortized in proportion to, and over the period of, estimated future net servicing income. Gains related to the sales of purchased mortgage servicing rights represent the difference between the sales proceeds and the related capitalized purchased mortgage servicing rights.

         DRAFTS PAYABLE

           Drafts payable represent the amount of mortgage loans held for sale that have been closed by the Bank, but for which the cash has not yet been disbursed. The Bank disburses the cash funds when the loan proceeds checks are presented for payment.

         GESTATION FEE INCOME

           The Bank uses gestation repurchase agreements to facilitate the sales of mortgage loans to security brokers. Gestation fee income, which is recognized as earned, represents the spread between the gestation fee (which is based on the loan=s coupon rate) received on the mortgage loan and the fee charged by the security broker during the gestation period.

         MORTGAGE SERVICING FEES AND EXPENSES

           Mortgage servicing fees are based on a contractual percentage of the unpaid principal balance of the loans serviced and are recorded as income when received. Mortgage servicing costs are charged to expense when incurred.

         INCOME TAXES

           Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred tax assets and liabilities are recognized on the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax assets or liabilities between periods.

           Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur.

           The Company and the subsidiaries file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

         EARNINGS PER COMMON SHARE

           Earnings per common share are computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding. Common stock equivalents consist of stock options.

NOTE 2.    SECURITIES

     The amortized cost and fair value of securities are summarized as follows:

                                                                GROSS            GROSS
                                            AMORTIZED         UNREALIZED       UNREALIZED         FAIR
                                              COST               GAINS           LOSSES           VALUE
                                            ---------         ----------       ----------       ---------
        SECURITIES AVAILABLE-FOR-SALE
          DECEMBER 31, 1996:
           EQUITY SECURITIES                $882,475          $       -         $      -         $882,475
                                            =========         ==========       ==========       =========
          December 31, 1995:
            Equity securities               $902,175          $       -         $      -         $902,175
                                            =========         ==========       ==========       =========

                                                                GROSS            GROSS
                                            AMORTIZED         UNREALIZED       UNREALIZED         FAIR
                                              COST               GAINS           LOSSES           VALUE
                                            ---------         ----------       ----------       ---------
        SECURITIES HELD-TO-MATURITY
          DECEMBER 31, 1996:
            STATE AND MUNICIPAL SECURITIES  $345,000          $      -            $  (931)       $344,069
            MORTGAGE-BACKED SECURITIES       403,630               1,687               -          405,317
                                            --------          ----------       ----------       ---------
                                            $748,630          $    1,687          $  (931)       $749,386
                                            =========         ==========       ==========       =========

          December 31, 1995:
           State and municipal securities   $345,000          $      -            $  (224)       $344,776
           Mortgage-backed securities        457,233                 -             (4,299)        452,934
                                            --------          ----------       ----------       ---------
                                            $802,233          $      -            $(4,523)       $797,710
                                            =========         ==========       ==========       =========

          The amortized cost and fair value of securities as of December 31, 1996 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty. Therefore, these securities and equity securities are not included in the maturity categories in the following maturity summary.

                                             SECURITIES  AVAILABLE-FOR-SALE       SECURITIES HELD-TO-MATURITY
                                             ------------------------------       ---------------------------
                                               AMORTIZED            FAIR           AMORTIZED          FAIR
                                                  COST             VALUE              COST           VALUE
                                             --------------    ------------       ------------    -----------
Due from five to ten years                    $      -          $      -          $345,000          $344,069
Mortgage-backed securities                           -                 -           403,630           405,317
Equity securities                              882,475           882,475                 -                -
                                             ---------         ---------         ---------         ---------
                                              $882,475          $882,475          $748,630          $749,386
                                             =========         =========         =========         =========

          Securities with a carrying value of $ - - and $190,770 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits and for other purposes.

          There were no gains or losses on sales of securities available-for-sale in 1996. There were no sales of securities available-for-sale in 1995.


NOTE 3.  LOANS AND ALLOWANCE FOR LOAN LOSSES

          The composition of loans is summarized as follows:

                                                                          DECEMBER 31,
                                                     ---------------------------------------------------
                                                                  1996                        1995
                                                     ----------------------      -----------------------

Commercial                                             $          3,425,000        $           5,779,000
Real estate - construction and land development                  10,346,000                    4,577,000
Real estate - mortgage                                           11,522,000                   11,335,000
Consumer                                                          3,207,400                    2,509,956
                                                     ----------------------      -----------------------
                                                                 28,500,400                   24,200,956
Allowance for loan losses                                          (335,512)                    (566,071)
                                                     ----------------------      -----------------------
Loans, net                                             $         28,164,888        $          23,634,885
                                                     ======================      =======================

     Changes in the allowance for loan losses were as follows:

                                                              DECEMBER 31,
                                                        ------------------------
                                                           1996           1995
                                                        ---------      ---------
       BALANCE, BEGINNING OF YEAR                       $ 566,071      $ 275,286
         Provision for loan losses                              -        496,937
         Loans charged off                               (248,892)      (210,680)
         Recoveries of loans previously charged off        18,333          4,528
                                                        ---------      ---------
       BALANCE, END OF YEAR                             $ 335,512      $ 566,071
                                                        =========      =========

          The total recorded investment in impaired loans was $167,916 and $415,589 at December 31, 1996 and 1995, respectively. There were no loans that had related allowances for loan losses determined in accordance with Statement of Financial Accounting Standard No. 114 ("Accounting by Creditors for Impairment of a Loan") at December 31, 1996 and 1995, respectively. The average recorded investment in impaired loans for 1996 and 1995 was $521,901 and $315,765, respectively. Interest income on impaired loans of $46,984 and $18,644 was recognized for cash payments received for the years ended 1996 and 1995, respectively.

          The Company has granted loans to certain directors, executive officers, and related entities of the Company and the Bank. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1996 are as follows:

            BALANCE, BEGINNING OF YEAR    $ 2,105,060
            Advances                        1,302,900
            Repayments                     (1,191,838)
                                          -----------
            BALANCE, END OF YEAR          $ 2,216,122
                                          ===========

NOTE 4.  PREMISES AND EQUIPMENT

         Premises and equipment are summarized as follows:

                                              DECEMBER 31,
                                        --------------------------
                                            1996           1995
                                        ----------      ----------
         Land                           $  263,978      $  263,978
         Buildings and improvements      1,154,906       1,154,906
         Equipment                       1,651,402       1,474,634
                                        ----------      ----------
                                         3,070,286       2,893,518
         Accumulated depreciation         (874,458)       (711,349)
                                        ----------      ----------
                                        $2,195,828      $2,182,169
                                        ==========      ==========


NOTE 5.  BROKERED DEPOSITS

         Brokered deposits amounted to $6,529,000 and $5,144,000 at December 31, 1996 and 1995, respectively, and are included in time deposits as follows:

                                         DECEMBER 31,
                                   -------------------------
                                       1996          1995
                                   -----------   -----------
         Time, $100,000 and over   $  500,000     $  200,000
         Other time                 6,029,000      4,944,000
                                   ----------     ----------
                                   $6,529,000     $5,144,000
                                   ==========     ==========

NOTE 6.   OTHER BORROWINGS

          Other borrowings consist of the following:

                                                                         DECEMBER 31,
                                                                   -------------------------
                                                                        1996         1995
                                                                   -----------   -----------
          $18,000,000 line of credit from Federal Home             $ 5,100,000   $      --
            Loan Bank with interest at the FHLB Daily Rate
            Credit plus .25% (7.20% at December 31, 1996)
            due on demand and collateralized by first mortgage
            loans and investment in FHLB
          $26,000,000 line of credit with interest at the
            one month LIBOR rate plus .80% due on demand,            2,296,755         --
            and collateralized by first mortgage loans
                                                                   -----------   -----------
                                                                   $ 7,396,755   $      --

          At December 31, 1996 and 1995, the Company had unsecured lines of credit available totaling $19,600,000 and $4,600,000, respectively, which bear interest ranging from the prevailing Federal funds rate to the prime rate. The Company had no funds borrowed under these agreements at December 31, 1996 and 1995.

          At December 31, 1996 and 1995, the Company had the ability to sell up to $40 million in mortgage loans to security brokers without recourse under gestation repurchase agreements. Under these agreements, the Company sells mortgage loans and simultaneously assigns the related forward sale commitments to the security broker. The Company continues to receive fee income from the security broker until the loan is delivered into the forward commitment.

NOTE 7.  STOCK OPTIONS

          The Company has a non-qualified stock option plan for key employees and has reserved 73,566 shares of common stock. At the discretion of the Company, cash awards may be paid to option holders which are designed to compensate the employee for the difference in the tax treatment between the non-qualified options and incentive stock options. The Company also has a non-qualified stock option plan for directors and has reserved 25,000 shares of common stock. All options under these plans are granted at the estimated fair market value at the date of grant and expire ten years from the date of grant. At December 31, 1996, 9,666 and 12,200 options were available to grant under the employee and director plans, respectively. Other pertinent information related to the options follows:

                                                                 DECEMBER 31,
                                                 ------------------------------------------------
                                                          1996                   1995
                                                 ------------------------------------------------
                                                             WEIGHTED-                 WEIGHTED-
                                                              AVERAGE                   AVERAGE
                                                             EXERCISE                  EXERCISE
                                                 NUMBER        PRICE      NUMBER         PRICE
                                                 ------      ---------    ------       ----------
        Under option, beginning of year          54,900       $10.96      55,500         $11.15
         Granted                                 21,800        14.76       5,000          13.75
         Exercised                                    -            -        (600)         10.00
         Terminated                                   -            -      (5,000)         16.00
                                                 ------                   ------
        Under option, end of year                76,700        12.04      54,900          10.96
                                                 ======                   ======

        Exercisable, end of year                 54,700        11.73      36,567          10.20
                                                 ======                   ======

                                                                                              WEIGHTED-
                                                                               WEIGHTED-       AVERAGE
                                                                                AVERAGE       REMAINING
                                                              RANGE OF         EXERCISE       CONTRACTUAL
                                                NUMBER         PRICES            PRICE           LIFE
                                                ------      --------------     ----------     -----------
        Under option, end of year               63,900      $10.00 - 13.75      $11.24             5
                                                12,800               16.00       16.00            10
                                                ------
                                                76,700
                                                ======

        Options exercisable, end of year        41,900       10.00 - 13.75       10.42             2
                                                12,800               16.00       16.00            10
                                                ------
                                                54,700
                                                ======

          As permitted by SFAS No. 123 ("Accounting for Stock-Based Compensation"), the Company recognizes compensation cost for stock-based employee compensation awards in accordance with APB Opinion No. 25 ("Accounting for Stock Issued to Employees"). The Company recognized no compensation cost for stock-based employee compensation awards for the year ended December 31, 1996. If the Company had recognized compensation cost in accordance with SFAS No. 123, net income and earnings per share would have been reduced as follows:

                                                           DECEMBER 31,
                                            ---------------------------------------------
                                                    1996                   1995
                                            ---------------------    --------------------
                                              NET       EARNINGS      NET       EARNINGS
                                             INCOME     PER SHARE    INCOME     PER SHARE
                                            --------    ---------   -------     ---------
        As reported                         $583,438     $ 0.83     $89,134     $ 0.13
        Stock-based compensation, net of
        related tax effect                   (48,450)     (0.07)     (3,738)     (0.01)
                                            --------     ------     -------     ------
        As adjusted                         $534,988     $ 0.76     $85,396     $ 0.12
                                            ========     ======     =======     ======

          The fair value of the options granted or vested during the year was based upon the discounted value of future cash flows of the options using the following assumptions:

             Risk-free interest rate                    6.50%

             Expected life of the options             5 Years

             Expected dividends (as a percent of
               the fair value of the stock)             3.85%

NOTE 8.   INCOME TAXES

          The components of income tax expense are as follows:

                                                       DECEMBER 31,
                                                 ------------------------
                                                    1996           1995
                                                 ---------      ---------
Current                                          $ 360,690      $   1,180
Deferred                                           363,834        446,309
Benefit of net operating loss carryforward        (331,035)      (388,066)
                                                 ---------      ---------
       Income tax expense                        $ 393,489      $  59,423
                                                 =========      =========

          The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                            DECEMBER 31,
                                      -----------------------------------------------------
                                               1996                           1995
                                      ----------------------         ----------------------
                                       AMOUNT        PERCENT          AMOUNT        PERCENT
                                      --------       -------         -------        -------
Income taxes at statutory rate        $332,125         34%           $50,509          34%
Other items, net                        61,364          6              8,914           6
                                      --------         --            -------          --
Income tax expense                    $393,489         40%           $59,423          40%
                                      ========         ==            =======          ==

          The components of deferred income taxes are as follows:

                                                      DECEMBER 31,
                                              ---------------------------
                                                 1996             1995
                                              ----------       ----------
Deferred tax assets:
 Loan loss reserves                           $   52,864       $  148,563
 Net operating loss carryforward                 549,801          909,189
 Alternative minimum tax carryforward             42,084                -
 Accrual to cash adjustment for income tax
 reporting purposes                                    -           44,904
 Other                                             5,018           36,994
                                              ----------       ----------
                                                 649,767        1,139,650
                                              ----------       ----------
Deferred tax liabilities:
 Purchased mortgage servicing rights           1,206,433        1,328,083
 Depreciation                                    153,025          157,106
 Other                                            11,548           11,866
                                              ----------       ----------
                                               1,371,006        1,497,055
                                              ----------       ----------

Net deferred tax liabilities                  $ (721,239)      $ (357,405)
                                              ==========       ==========

          At December 31, 1996, the Company has available net operating loss carryforwards of $1,853,234 for Federal income tax purposes. If unused, the carryforwards will expire beginning in 2008.

  NOTE 9.  MORTGAGE LOAN SERVICING

          Mortgage loans serviced for others are not reflected in the financial statements. The Company is obligated to service the unpaid principal balances of these loans, which approximated $407 million as of December 31, 1996. The Company pays a third party subcontractor to perform servicing and escrow functions with respect to loans sold with retained servicing. During 1996, substantially all of the Company=s mortgage lending and servicing activity was concentrated within the Southeastern United States. Also, the servicing portfolio was comprised principally of mortgage loans serviced on behalf of the Federal Home Loan Mortgage Corporation.

          At December 31, 1996, the Company had errors and omissions and fidelity bond insurance coverage in force of $1,000,000.


  NOTE 10.  COMMITMENTS AND CONTINGENT LIABILITIES

          In the normal course of business, the Company has entered into financial instruments with off-balance-sheet risk which are not reflected in the financial statements (through the purchase and sale of mortgage loans and the management of the related loss exposure caused by fluctuations in interest rates.) These financial instruments include commitments to extend credit, mortgage loans in process of origination (the pipeline), mandatory and optional forward commitments, and other hedging instruments. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. Credit risk is managed by the Company by entering into agreements only with permanent investors meeting the credit standards of the Company. At any time the risk to the Company, in the event of default by the purchaser, is the difference between the contract price and current market value of an alternative financial instrument, the amount of which is a percentage of the outstanding commitments.

          In addition to the mortgage loans held for sale on the balance sheet, the Company's mortgage loan pipeline at December 31, 1996 totaled approximately $113,595,000. The Company's exposure to credit loss in the event of nonperformance by another party to the mortgage is represented by the principal balance of loans for which the Company has offered to extend credit. The pipeline consists of approximately $31,657,000 in mortgage loans for which the Company has interest rate risk. The remaining $81,938,000 of mortgage loans are not subject to interest rate risk. The mortgages not subject to interest rate risk are comprised of (1) loans under contract to be placed with a private investor through a "best efforts" agreement, whereas the investor purchases the loans from the Company at whatever rate the loan contains, (2) loans with floating interest rates, therefore, the loan closes at the current market rate and therefore, does not subject the Company to any interest rate risk, and (3) loans where the original fixed interest rate commitment has expired, therefore, the loans will reprice at the current market rate. The Company funds approximately fifty percent of its mortgage pipeline every month and has adequate lines of credit and availability under gestation repurchase agreements at December 31, 1996 to fund its projected loan closing from its mortgage pipeline.

          The Company hedges the interest rate risk of the mortgage loan pipeline that is expected to close and of mortgage loans held for sale. Mandatory forward commitments to sell whole loans are the Company's primary hedge. At December 31, 1996, the Company had approximately $20,450,000 of mandatory commitments for the mortgage pipeline. To the extent mortgage loans at the appropriate rates are not available to fill these commitments, the Company has interest rate risk due to interest fluctuations. In addition, the Company had mandatory commitments for all mortgage loans held for sale at December 31, 1996.

          The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit and collateral policies for these off-balance-sheet financial instruments as it does for on-balance-sheet financial instruments. A summary of the Bank's commitments is as follows:


                                                                  DECEMBER 31,
                                                 ---------------------------------------------
                                                         1996                     1995
                                                 --------------------     --------------------
             Commitments to extend credit          $        7,594,000       $        6,895,000
             Standby letters of credit                        563,190                  209,500
                                                 --------------------     --------------------
                                                   $        8,157,190       $        7,104,500
                                                 ====================     ====================


          Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment and personal property.

          Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

          The Company does not anticipate any material losses as a result of the commitments and contingent liabilities.

          In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management of the Company, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

          EMPLOYMENT CONTRACTS:

             At December 31, 1996, the Company was obligated under an employment agreement with one of its key officers. The employment agreement includes provisions for severance pay that would be paid if certain events occur, including but not limited to, the termination of the employee due to a change in control of the Company. The maximum amount the Company would be obligated to pay under this plan is approximately $240,000.

NOTE 11.  CONCENTRATIONS OF CREDIT

          The Company originates primarily commercial, residential, and consumer loans to customers in Pickens County and surrounding areas. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on the economy in these areas.

          Seventy-six percent (76%) of the Company's loan portfolio is concentrated in loans secured by real estate of which a substantial portion is secured by real estate in the Company's primary market area. In addition, a substantial portion of the other real estate owned is located in those same markets. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

          The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $1,380,000.


NOTE 12.  REGULATORY MATTERS

          The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1996, approximately $344,000 of retained earnings were available for dividend declaration without regulatory approval.

          The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and Bank capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1996, the Company and the Bank meet all capital adequacy requirements to which it is subject.

          As of December 31, 1996, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

          The Company and Bank's actual capital amounts and ratios are presented in the following table.


                                                                                              TO BE WELL
                                                                      FOR CAPITAL         CAPITALIZED UNDER
                                                                       ADEQUACY           PROMPT CORRECTIVE
                                              ACTUAL                   PURPOSES           ACTION PROVISIONS
                                    -----------------------      ---------------------   --------------------
                                       AMOUNT         RATIO        AMOUNT       RATIO      AMOUNT       RATIO
                                    ------------      -----      ---------      ------   ---------      -----
As of December 31, 1996
 Total Capital
  (to Risk Weighted Assets):
  Company                             $7,806,958      14.40%    $4,337,033        8%    $5,421,291       10%
  Bank                                $6,394,313      12.27%    $4,169,111        8%    $5,211,389       10%
 Tier I Capital
  (to Risk Weighted Assets):
  Company                             $7,471,445      13.78%    $2,168,516        4%    $3,252,775        6%
  Bank                                $6,058,800      11.63%    $2,084,555        4%    $3,126,834        6%
 Tier I Capital
  (to Average Assets):
  Company                             $7,471,445      10.67%    $2,801,101        4%    $3,501,377        5%
  Bank                                $6,058,800       8.97%    $2,700,440        4%    $3,375,550        5%


NOTE 13.  FAIR VALUE OF FINANCIAL INSTRUMENTS

          The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow methods. Those methods are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1996 and 1995. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

          The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

          CASH, DUE FROM BANKS, AND FEDERAL FUNDS SOLD:

            The carrying amounts of cash, due from banks, and Federal funds sold approximate their fair value.

          SECURITIES:

            Fair values for securities are based on quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

  LOANS:

           For mortgage loans held for sale and variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow methods, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow methods or underlying collateral values.

  PURCHASED MORTGAGE SERVICING RIGHTS:

           Fair values for purchased mortgage servicing rights are based upon independent appraisal.

  DEPOSITS AND DRAFTS PAYABLE:

           The carrying amounts of demand deposits, savings deposits, variable-rate certificates of deposit and drafts payable approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow methods, using interest rates currently being offered on certificates.

  OTHER BORROWINGS:

           The fair values of the Company's other borrowings are estimated using discounted cash flow methods based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

  ACCRUED INTEREST:

           The carrying amounts of accrued interest approximate their fair values.

  OFF-BALANCE SHEET INSTRUMENTS:

           Fair values of the Company's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

     The estimated fair values of the Company's financial instruments were as follows:

                                                    DECEMBER 31, 1996                            DECEMBER 31, 1995
                                        ----------------------------------------    ------------------------------------------
                                              CARRYING               FAIR                 CARRYING                FAIR
                                               AMOUNT                VALUE                 AMOUNT                 VALUE
                                        ------------------    ------------------    -------------------    -------------------
Financial assets:
 Cash and due from banks,
   interest-bearing deposits with
   banks and Federal funds sold             $ 3,658,567           $ 3,658,567           $ 6,362,164            $ 6,362,164
 Securities available-for-sale                  882,475               882,475               902,175                902,175
 Securities held-to-maturity                    748,630               749,386               802,233                797,710
 Mortgage loans held for sale                32,996,668            32,996,668            17,361,494             17,361,494
 Loans                                       28,164,888            28,453,632            23,634,885             23,890,142
 Accrued interest receivable                    249,489               249,489               329,193                329,193
 Purchased mortgage
   servicing rights                           4,093,493             5,186,999             4,510,966              4,814,511

Financial liabilities:
 Deposits                                    55,745,908            55,868,834            40,498,009             40,668,115
 Drafts payable                               2,438,733             2,438,733             8,766,438              8,766,438
 Other borrowings                             7,396,755             7,396,755                     -                      -
 Accrued interest payable                       460,371               460,371               487,673                487,673


NOTE 14.  SUPPLEMENTAL FINANCIAL DATA

          Components of other operating expenses in excess of 1% of total revenue are as follows:

                                                          DECEMBER 31,
                                                    -----------------------
                                                      1996           1995
                                                    --------       --------
             Outside service fees                   $547,926       $311,202
             Subservicing expense                    276,965        356,626
             Amortization of purchased mortgage
               servicing rights                      441,151        486,327
             Business development                    229,930        266,352
             Stationery and printing                 143,164        126,930
             Telephone                               144,288        101,010
             Directors fees                           92,250         89,775

NOTE 15.  SUPPLEMENTAL SEGMENT INFORMATION

                               SEGMENT PERFORMANCE
---------------------------------------------------------------------------------------------------
                                                                  YEAR ENDED DECEMBER 31,
                                                      ---------------------------------------------
                                                               1996                    1995
                                                      ---------------------    --------------------
 Net interest income after provision for loan losses
  Mortgage banking                                      $         1,284,449      $          920,552
  Commercial banking                                              1,887,528               1,187,780
                                                      ---------------------    --------------------
       Total                                            $         3,171,977      $        2,108,332
                                                      =====================    ====================

Pre-tax earnings
 Mortgage banking                                       $           155,321      $          253,758
 Commercial banking                                                 525,864                (490,078)
                                                      ---------------------    --------------------
       Operating (loss) profit segments                             681,185                (236,320)
 Unallocated holding company expenses                                66,194                  37,936
                                                      ---------------------    --------------------
       Operating (loss) profit                                      614,991                (274,256)
 Other income                                                     1,207,920                 746,833
 Other expenses                                                     846,074                 324,020
                                                      ---------------------    --------------------
       Total                                            $           976,837      $          148,557
                                                      =====================    ====================

Assets
 Mortgage banking                                       $        38,772,499      $       29,911,732
 Commercial banking                                              35,879,853              27,471,934
                                                      ---------------------    --------------------
       Total                                            $        74,652,352      $       57,383,666
                                                      =====================    ====================

Depreciation and amortization
 Mortgage banking                                       $           494,097      $          573,411
 Commercial banking                                                 195,254                 138,868
                                                      ---------------------    --------------------
 Segments                                                           689,351                 712,279
 Corporate                                                           13,679                  13,679
                                                      ---------------------    --------------------
       Total                                            $           703,030      $          725,958
                                                      =====================    ====================

Capital expenditures
 Mortgage banking                                       $           129,761      $           67,798
 Commercial banking                                                 130,901                 308,185
                                                      ---------------------    --------------------
       Total                                            $           260,662      $          375,983
                                                      =====================    ====================

NOTE 16.  PARENT COMPANY FINANCIAL INFORMATION

          The following information presents the condensed balance sheets, statements of income, and cash flows of Crescent Banking Company as of and for the years ended December 31, 1996 and 1995:

                           CONDENSED BALANCE SHEETS
                                                                      1996            1995
                                                                   ----------      ----------
ASSETS
   Cash                                                            $  109,207      $  783,758
   Investment in subsidiaries                                       7,588,184       6,317,682
   Other assets                                                        10,477          24,157
                                                                   ----------      ----------
                TOTAL ASSETS                                       $7,707,868      $7,125,597
                                                                   ==========      ==========

LIABILITIES, other                                                 $   34,000      $        -
SHAREHOLDERS' EQUITY                                                7,673,868       7,125,597
                                                                   ----------      ----------

    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                     $7,707,868      $7,125,597
                                                                   ==========      ==========

                        CONDENSED STATEMENTS OF INCOME
                                                                     1996            1995
                                                                   --------        --------
INCOME, dividends from subsidiary                                  $      -        $176,139
                                                                   --------        --------
EXPENSES, other                                                      87,154          51,614
                                                                   --------        --------
   INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED INCOME OF
    SUBSIDIARIES                                                    (87,154)        124,525

EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES
 (DISTRIBUTIONS IN EXCESS OF EARNINGS OF SUBSIDIARIES)              670,502         (35,391)
                                                                   --------        --------
       NET INCOME                                                  $583,348        $ 89,134
                                                                   ========        ========

                      CONDENSED STATEMENTS OF CASH FLOWS
                                                                                  1996          1995
                                                                               ---------      ---------
OPERATING ACTIVITIES
 Net income                                                                    $ 583,348      $  89,134
 Adjustments to reconcile net income to net
   cash provided by (used in) operating activities:
    (Undistributed income of subsidiaries) distributions
     in excess of earnings of subsidiaries                                      (670,502)        35,391

   Other operating activities                                                     47,680        (27,341)
                                                                               ---------      ---------
       NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                       (39,474)        97,184
                                                                               ---------      ---------

INVESTING ACTIVITIES
 Investment in subsidiaries                                                     (600,000)      (105,889)
                                                                               ---------      ---------

       NET CASH USED IN INVESTING ACTIVITIES                                    (600,000)      (105,889)
                                                                               ---------      ---------

FINANCING ACTIVITIES
 Dividends paid                                                                  (35,077)      (176,139)
 Proceeds from exercise of stock options                                               -          6,000
 Purchase of treasury stock                                                            -        (36,091)
                                                                               ---------      ---------

       NET CASH USED IN FINANCING ACTIVITIES                                     (35,077)      (206,230)
                                                                               ---------      ---------

Net decrease in cash                                                            (674,551)      (214,935)

Cash at beginning of year                                                        783,758        998,693
                                                                               ---------      ---------

Cash at end of year                                                            $ 109,207      $ 783,758
                                                                               =========      =========

                             SUBSCRIPTION AGREEMENT
                            CRESCENT BANKING COMPANY


  The undersigned (individually and collectively the "Subscriber"), intending to be legally bound, hereby applies to Crescent Banking Company (the "Company") to purchase the number of shares of Company's $1.00 par value common stock (the "Shares") at $16.25 per share (the "Purchase Price") specified below, in accordance with the terms and conditions of this Agreement and the Offering as described in the Prospectus relating to the offer and sale of the Shares.

  1. Receipt of Prospectus. The Subscriber has received and read a copy of the Prospectus, dated February ___, 1998, with respect to the Offering, and understands that upon acceptance by the Company, this Subscription will be a binding obligation of the Subscriber to immediately purchase the shares subscribed.

  2. Purchase for Subscriber's Account Only. The Subscriber represents, warrants, and covenants that he is offering this Subscription Agreement and will purchase the Shares solely for his own account and for the person(s) in whose name(s) such shares are to be registered (or in whose names a brokerage account is to be established) as set forth below.

  3. Payment and Delivery of Subscription. ALL CHECKS IN PAYMENT OF SUBSCRIPTIONS SHALL ACCOMPANY THIS SUBSCRIPTION AGREEMENT AND SHALL BE PAYABLE TO "CRESCENT BANKING COMPANY". All shares subscribed and made available to the undersigned Subscriber by the Company must be paid in full before the Company will be obligated to issue any Shares in respect of such Subscription. SUBSCRIPTION AGREEMENTS AND CHECKS IN PAYMENT FOR SHARES SUBSCRIBED SHOULD BE DELIVERED TO MR. J. DONALD BOGGUS, JR., CRESCENT BANKING COMPANY, 251 HIGHWAY 515, JASPER, GEORGIA 30143. The offering period for the Shares will terminate on the date that all Shares offered by the Prospectus are sold, but the Company reserves the right to terminate the Offering at any time.

  4. Allocation of Shares. The Subscriber understands and agrees that, as described in the Prospectus, if fewer than all shares subscribed for by the undersigned are accepted by the Company, the excess subscription funds will be returned to the undersigned without interest. The Subscriber understands and agrees that, as described in the Prospectus, the Company has, in its sole discretion, the right to allocate shares among Subscribers, and to accept or reject Subscriptions in whole or in part. Only whole Shares will be issued in the Offering.

  5. Delivery of Certificates. As a convenience to the Subscriber, unless the Subscriber indicates otherwise in the space provided below, the Subscriber will receive physical delivery of the certificate, registered in his name, as indicated in this Subscription Agreement.

  6. Miscellaneous. The Subscriber confirms that all information supplied by it is true, accurate, and complete, and shall constitute representations, warranties, and covenants which shall survive the execution, delivery, and acceptance of this Agreement and the issuance and delivery of the Shares to the Subscriber or his broker. When accepted by the Company, this Agreement shall bind the Subscriber and his successors and assigns, personal and legal representatives, and heirs to pay for all shares subscribed. The Subscriber may not assign or transfer this Subscription Agreement or any interest herein, and this Agreement may not be revoked by the Subscriber. Headings used herein are for convenience of reference only and shall not be considered in construing the terms of this Agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia.

  Shares purchased by the undersigned shall be registered as listed below. In the absence of any contrary instructions, all shares subscribed by two or more individuals will be registered to such persons as joint tenants with rights of survivorship. (If certificates for shares are to be issued, or a brokerage account is to be established, in more than one name, please specify whether ownership is to be as tenants in common, joint tenants, etc. If certificates for shares are to be issued in the name of one person for the benefit of another, or in a person's Individual Retirement Account (or other qualifying retirement account), please indicate whether registration should be as trustee, custodian, or holder of an IRA/Retirement Account for each person, and if as trustee, please provide the full name and date of such trust.)

  IN WITNESS WHEREOF, the undersigned, acting with full authority and capacity has executed, or caused to be executed, this Subscription Agreement.

Number of Shares subscribed:                                               Name(s) of Subscriber(s):

_________________________________________________                          ______________________________________________

                                                                           ______________________________________________
Total Subscription Price                                                   Please PRINT or TYPE exact name(s) in which the
(at $16.25 per share):  $__________________________                        undersigned desires the Shares to be registered
--------------------------------------------------------------------------------------------------------------------------

PLEASE INDICATE THE FORM OF OWNERSHIP THE UNDERSIGNED DESIRES FOR THE
SHARES:
[  ] Individual     [  ] Tenants in Common    [  ] Joint Tenants with Rights of Survivorship
[  ] Trustee        [  ] Custodian            [  ] Beneficiary of IRA/Retirement Account
[  ] Corporation    [  ] Partnership          [  ] Other __________________________


___________________________________________________            ___________________________________________________
Social Security or Federal Taxpayer Identification No.         Social Security or Federal Taxpayer Identification No.

___________________________________________________            ___________________________________________________
Residence Street Address/Route                                 Residence Street Address/Route

___________________________________________________            ___________________________________________________
City and State                                Zip              City and State                                 Zip

___________________________________________________            ___________________________________________________
Area Code and Telephone Number                                 Area Code and Telephone Number

------------------------------------------------------------------------------------------------------------------------------
                                                   SUBSTITUTE FORM W-9
Under the penalties of perjury, I certify that: (1) the Social Security Number or Taxpayer Identification Number given below is correct; and (2) I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or dividends, or because the Internal Revenue Service has notified me that I am no longer subject to backup withholding.  Instructions:  You must cross out #2 above if you have been notified by the Internal Revenue Service that you are subject to backup withholding because of under reporting interest or dividends on your tax return and if you have not received a notice from the Internal Revenue Service advising you that backup withholding due to notified payee under reporting has terminated.

       SIGNATURE*   ___________________________________      DATE:___________________________, 1998
----------------------------------------------------------------------------------------------------------------------------------


                  SUBSCRIBER #1                                                 SUBSCRIBER #2 (IF ANY)

___________________________________________________               _______________________________________________________
Signature*                                   Date                 Signature*                                        Date

* If a corporation, please sign in full corporate name by president or other authorized officer. When signing as officer, attorney, custodian, trustee, administrator, guardian, etc., please give your full title as such. In case of joint tenants, each person must sign.

                          DO NOT WRITE BELOW THIS LINE
______________________________________________________________________________


Accepted as of this ______ day of ___________________, 1998, as to

______________________ Shares.


CRESCENT BANKING COMPANY

By:__________________________________    Title:________________________________

     SUBSCRIBERS MUST SIGN BOTH THIS AGREEMENT AND THE SUBSTITUTE FORM W-9
                           ----

  No person has been authorized to give any information or to make any representation other than those contained in this Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the securities to which this Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or its subsidiaries since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than the securities to which it relates or an offer to sell or a solicitation of an offer to purchase the securities offered by this Prospectus in any jurisdiction in which such an offer or solicitation is not lawful.

  _________________________

             TABLE OF CONTENTS
                                            PAGE
Available Information.....................     2
Notice to Florida Residents...............     2
Special Cautionary Notice Regarding
   Forward-Looking Statements.............     2
Summary...................................     3
Risk Factors..............................     6
The Offering..............................     9
Use of Proceeds...........................    11
Capitalization............................    11
Market Information and Dividends..........    11
Business..................................    12
Management's Discussion and Analysis
    of Financial Condition and Results
    of Operations.........................    16
Management................................    34
Security Ownership of Certain Beneficial
    Owners and Management.................    36
Director Compensation.....................    37
Compensation of Executive Officers........    37
Certain Relationships and
    Related Transactions..................    39
Supervision and Regulation................    41
Shares Eligible for Future Sale...........    49
Description of Company Capital Stock......    50
Legal Matters.............................    52
Experts...................................    52
Indemnification...........................    52
Financial Statements and
    Supplementary Data....................   F-1
Subscription Agreement....................   A-1



                            CRESCENT BANKING COMPANY



                                 135,000 SHARES

                          $1.00 PAR VALUE COMMON STOCK



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                                   PROSPECTUS
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                                FEBRUARY 9, 1998